Form 10-K, Exhibit 13
period 1993-12-31
GRENADA SUNBURST SYSTEM CORP
filed 1994-03-30
CIK 789575

XXX BEGIN PAGE 11 HERE XXX

  PORTIONS OF THE GRENADA SUNBURST SYSTEM CORPORATION 1993 ANNUAL REPORT ARE
         INCLUDED HEREWITH PURSUANT TO ITEM 303(B) OF REGULATION S-T

XXX BEGIN TABLE HERE XXX

                GRENADA SUNBURST SYSTEM CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   December 31,
                                  (in thousands)

                                                    1993       1992
                                                 ---------  ---------
ASSETS
Cash and demand balances with banks (Note 3)   $   133,889    126,797
Interest bearing deposits with banks                    28     20,030
Securities held for sale (Note 4)                  120,101     29,700
Investment securities (Market value of
 approximately $301,240 and $303,312)(Note 4)      287,945    290,212
Mortgage-backed securities (Market value
 of approximately $170,815 and $183,978)(Note 4)   167,532    179,473
Mortgages held for resale                           73,956     63,072
Federal funds sold and securities
 purchased under agreements to resell               25,000          0
Loans (Note 5)                                   1,569,547  1,207,599
  Less:  Unearned income                             9,007      5,660
  Allowance for credit losses (Note 6)              32,749     24,412
                                                ----------  ---------
      Net loans                                  1,527,791  1,177,527
Premises and equipment, net (Note 8)                48,738     39,880
Other real estate                                    5,185      9,296
Accrued interest receivable                         18,262     16,699
Other assets                                        27,771     17,930
                                                 --------- ----------
Total Assets                                   $ 2,436,198  1,970,616
                                                 ========= ==========

LIABILITIES
Deposits
  Demand:
    Non-interest bearing                       $   419,641    317,397
    Interest bearing                               607,472    517,480
  Savings                                          165,814    100,968
  Time, $100,000 and over                          247,538    201,255
  Other time                                       759,342    639,471
                                                 ---------  ---------
      Total deposits                             2,199,807  1,776,571

Federal funds purchased and securities
 sold under agreements to repurchase (Note 7)       30,542     25,664
Other borrowed funds (Note 7)                       12,941      3,892
Accrued interest payable                             8,939      7,599
Other liabilities                                    9,897     11,152
                                                 ---------  ---------
     Total Liabilities                           2,262,126  1,824,878

STOCKHOLDERS' EQUITY (Note 13)
Common stock, $1.00 par value, 15,000,000
 authorized, 9,492,975 shares issued at
 December 31, 1993, and 9,046,847 at
 December 31, 1992                                   9,493      9,047
Paid in capital                                     31,842     22,953
Surplus                                             71,123     71,123
Undivided profits                                   61,614     42,615
                                                  --------   --------
    Total Stockholders' Equity                     174,072    145,738
                                                  --------   --------
Commitments and contingent liabilities (Note 14)
    Total Liabilities and
     Stockholders' Equity                      $ 2,436,198  1,970,616
                                                 =========  =========
The  accompanying  notes  are  an integral part of  the  consolidated  financial statements.


XXX BEGIN PAGE 12 HERE XXX

XXX BEGIN TABLE HERE XXX

               GRENADA SUNBURST SYSTEM CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                         For the Years Ended December 31,
                      (in thousands, except per share data)
                                                1993      1992      1991
                                              --------  --------  --------
INTEREST INCOME
Loans including fees                          $122,482   103,751   114,269
Deposits with banks                                108       916     2,373
Mortgages held for resale                        4,096     3,689     1,479
Federal funds sold and securities
 purchased under agreements to resell              490       970     2,185
Securities:
 Taxable                                        27,501    27,887    34,399
 Exempt from federal taxes                       5,377     6,090     6,620
 Dividends                                       1,535     1,520     1,213
                                               -------   -------   -------
      Total Interest Income                    161,589   144,823   162,538

INTEREST EXPENSE
Deposits:
 Demand                                         14,093    14,463    16,858
 Time, $100,000 and over                         7,789     9,394    17,641
 Other time and savings                         36,828    38,046    51,724
Federal funds purchased and securities
 sold under agreements to repurchase (Note 7)      943     1,098     1,574
Other borrowed funds                               895        66       192
                                               -------   -------   -------
      Total Interest Expense                    60,548    63,067    87,989
                                               -------   -------   -------
Net interest income                            101,041    81,756    74,549
Provision for credit losses (Note 6)             6,815     7,988     8,922
                                               -------   -------   -------
Net interest income after
 provision for credit losses                    94,226    73,768    65,627

NON-INTEREST INCOME
Service charges on deposit accounts             17,258    14,255    13,758
Other service charges,
 commissions, and fees                          10,665     7,703     5,029
Investment securities, net                        (237)      656      (767)
Fees from fiduciary activities                   1,905     1,792     1,531
Other                                            1,244       929       457
                                               -------   -------   -------
Total Non-Interest Income                       30,835    25,335    20,008

NON-INTEREST EXPENSE
Salaries                                        41,193    33,493    30,259
Employee benefits (Note 10)                      7,540     6,026     6,278
Net occupancy expense (Note 8)                   7,100     5,892     5,871
Furniture and equipment expense                  7,307     5,961     5,450
FDIC deposit insurance expense                   4,761     3,888     3,424
Other                                           21,461    19,366    17,592
                                               -------   -------   -------
Total Non-Interest Expense                      89,362    74,626    68,874
                                               -------   -------   -------

Income before income taxes and
 cumulative effect of a change
 in accounting principle                        35,699    24,477    16,761
Income taxes (Note 12)                          11,087     6,250     3,999
                                               -------   -------   -------
Income before cumulative effect of
 a change in accounting principle               24,612    18,227    12,762
Cumulative effect on prior years of
 a change in accounting for income
 taxes (Note 12)                                   781         0         0
                                               -------   -------   -------
Net Income                                     $25,393    18,227    12,762
                                               =======   =======   =======

EARNINGS PER SHARE (Note 13)
 Income before cumulative effect               $  2.62      2.01      1.41
 Cumulative effect of a change
  in accounting principle                         0.08      0.00      0.00
 Net Income                                       2.70      2.01      1.41
DIVIDENDS PER SHARE (Note 13)                     0.72      0.60      0.60

The accompanying notes are an integral part of the consolidated financial statements.

XXX BEGIN PAGE 13 HERE XXX

XXX BEGIN TABLE HERE XXX

                 GRENADA SUNBURST SYSTEM CORPORATION AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                                   (in thousands)
                           Common  Paid in           Undivided Treasury
                            Stock  Capital  Surplus   Profits   Stock   Total
                           ------- -------- -------  -------- -------  -------
Balances January 1, 1991    $9,017  22,698   71,123   20,502     (51) 123,289
 Net income                                           12,762           12,762
 Net unrealized gain
  on marketable equity
  securities                                             951              951
 Purchase of Treasury Stock                                       (7)      (7)
 Sale of Treasury Stock                                           58       58
 Cash dividend declared                               (5,421)          (5,421)
 Unearned compensation          30     255              (256)              29
                            ------ -------  -------  -------- ------- -------
Balances January 1, 1992    $9,047  22,953   71,123   28,538       0  131,661
 Net income                                           18,227           18,227
 Net unrealized gain on
  marketable equity
  securities                                           1,250            1,250
 Cash dividend declared                               (5,428)          (5,428)
 Unearned compensation                                    28               28
                             ------  ------  ------  ------- -------  -------
Balances January 1, 1993     $9,047  22,953  71,123   42,615      0   145,738
 Net income                                           25,393           25,393
 Net unrealized gain on
  marketable equity
  securities                                             384              384
 Cash dividend declared                               (6,835)          (6,835)
 Stock issued in exchange
  for selected net assets
  of Eastover Bank for
  Savings (Note 2)              439   8,734                             9,173
 Stock issued under
  compensation plan               7     155                               162
 Unearned compensation                                    57               57
                             ------  ------  ------  ------- -------  -------
Balances December 31, 1993   $9,493  31,842  71,123   61,614      0   174,072
                             ======  ======  ======  ======= =======  =======

The accompanying notes are an integral part of the consolidated financial statements.


XXX BEGIN PAGE 14 HERE XXX

XXX BEGIN TABLE HERE XXX

              GRENADA SUNBURST SYSTEM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31,
                                 (in thousands)
                                                                       1993       1992       1991
                                                                     --------    -------    -------
Net Cash Flows From Operating Activities:
Net income                                                          $ 25,393      18,227     12,762
Adjustments to reconcile net income
 to net cash provided (used) by operating activities:
  Amortization of goodwill and intangible assets                         949         862        867
  Depreciation and amortization of premises and equipment              4,911       4,193      4,104
  Net accretion of investment securities                              (1,378)     (2,807)    (4,278)
  Accretion of loan fees and discounts                                (1,980)     (1,596)    (2,940)
  Net increase in securities held for sale                           (90,401)    (29,700)         0
  Provision for possible credit losses                                 6,815       7,988      8,922
  Provision for possible investment losses                                 0           0      1,013
  Net increase in mortgages held for resale                          (10,884)    (35,707)   (27,365)
  Other real estate provision                                            956       1,051      1,430
  Gains on sales of other real estate                                   (246)       (28)       (95)
  Losses from sales of premises and equipment                             44         17         84
  Decrease in interest receivable                                      1,158      4,759      1,377
  Decrease in interest payable                                          (638)    (3,317)    (2,833)
  (Gains) losses on sales of securities, net                             237       (656)       767
  Net decrease in trading account assets                                   0          0     10,118
  (Gains) losses on trading account activity                            (183)         0         32
  Other, net                                                          (7,880)       598     10,530
                                                                     --------   --------   --------
     Net cash provided (used) by operating activities                (73,127)   (36,116)    14,495

Cash Flows From Investing Activities:
Net (increase) decrease in interest-bearing deposits with banks       20,002     22,524    (30,493)
Net (increase) decrease in federal funds sold and
 securities purchased under agreements to resell                     (25,000)    30,950     (7,850)
Purchases of securities                                              (95,045)  (121,834)  (171,633)
Maturities of securities                                             130,291    197,353     95,790
Sales of securities                                                   10,560      9,242     41,447
Purchases of mortgage-backed securities                              (42,768)   (97,290)    (7,427)
Sales of mortgage-backed securities                                   16,749     14,923     12,482
Principal payments of mortgage-backed securities                     119,928     68,201     30,535
Net increase in loans                                               (115,707)  (127,949)    16,237
Net increase in premises and equipment                                (4,413)    (2,894)    (4,930)
Proceeds from sales of premises and equipment                            176        193        214
Proceeds from sales of other real estate                               5,429      5,805      7,915
Net cash received from acquisition                                    35,922          0          0
                                                                    ---------  ---------  ---------
      Net cash provided (used) by investing activities                56,124       (776)   (17,713)
Cash Flows From Financing Activities:
Net increase in demand and savings accounts                          102,026    167,234    117,331
Net decrease in other deposits                                       (74,998)  (112,545)   (33,296)
Net increase (decrease) in federal funds purchased
 and securities sold under agreements to repurchase                    4,878        825    (43,293)
Net increase (decrease) in other borrowed money                         (976)     3,731    (16,063)
Cash dividends paid                                                   (6,835)    (5,428)    (5,421)
Sale of Treasury Stock                                                     0          0         51
                                                                     --------  ---------  ---------
   Net cash provided by financing activities                          24,095     53,817     19,309
                                                                     --------  ---------  ---------
Net increase in cash and due from banks                                7,092     16,925     16,091
Cash and due from banks at the beginning of the period               126,797    109,872     93,781
                                                                     --------  ---------  ---------
Cash and due from banks at the end of the period                    $133,889    126,797    109,872
                                                                     ========  =========  =========

Interest paid                                                       $ 59,208     66,384     90,822
Income taxes paid                                                     13,038      7,750      3,290
Unrealized gain on marketable equity securities                          384      1,250        951

The accompanying notes are an integral part of the consolidated financial statements.


XXX BEGIN PAGE 15 HERE XXX

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      December 31, 1993, 1992 and 1991


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements of Grenada Sunburst System Corporation and Subsidiaries ("GSSC" or the "Company") are prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. Management of the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the periods reported. The Company, a multi-bank holding company, is engaged in the business of banking and bank-related activities. The Company's subsidiaries are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

PRINCIPLES OF CONSOLIDATION
    The consolidated financial statements include the accounts of Grenada Sunburst System Corporation and its wholly-owned subsidiaries: Sunburst Bank, Mississippi; Sunburst Bank, Louisiana; and Sunburst Financial Group, Inc. All significant intercompany accounts and transactions are eliminated in consolidation.

MORTGAGES HELD FOR RESALE
    Mortgages held for resale are carried at the lower of aggregate cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis.

SECURITIES
    When investment securities, primarily debt securities, are purchased, they are classified as investment securities and are stated at cost adjusted for amortization of premiums and accretion of discounts, as the Company has both the intent and the ability to hold such securities on a long-term basis or until maturity. Gains and losses from the sale of securities are recorded in non-interest income using the specific identification method.
    If it is the Company's intent at the time of purchase or during any subsequent reporting period to sell securities prior to maturity, they are stated at the lower of cost or aggregate market. Also, from time to time, the Company might identify securities that it intends to use as a part of its asset/liability strategy, and therefore that may be sold in response to changes in interest rate and/or prepayment risks. These securities are reported at the lower of cost or aggregate market at December 31, 1993 and shown as investments held for sale.
    Marketable equity securities are carried at market at the balance sheet
date.   A valuation allowance is established by a charge to stockholders'
equity representing net unrealized losses on these securities as management believes that the declines in market value are temporary.
    Trading account securities are stated at market value and were not material at any year end.

XXX BEGIN PAGE 16 HERE XXX

PREMISES AND EQUIPMENT
    Premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation are computed principally on the straight-line method over the estimated useful life of the assets. Costs of major additions and improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

ALLOWANCE FOR CREDIT LOSSES
    The allowance for credit losses is maintained at a level considered adequate by management to absorb potential losses in the loan portfolio. The provision for credit losses is based on management's evaluation of the loan portfolio. Factors considered in management's evaluation are current and anticipated future economic conditions, previous loan loss experience, industry concentrations, and the overall quality of the loan portfolio.
While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

INCOME RECOGNITION ON LOANS
    Loans are reported at the principal amount outstanding, net of unearned income and the allowance for credit losses. Unearned income on installment loans is amortized to income using methods which approximate the interest method. Management does not accrue interest on loans when it is determined that the borrower is unable to meet its contractual obligation or where interest or principal is 90 days or more past due, unless the loan is adequately secured by way of collateralization, guarantees, or other security. A loan may be designated as partially-accruing when the rate of interest has been reduced because the borrower has experienced financial difficulties. Interest income on such loans is recognized at the reduced interest rate. Consumer loans that become approximately 120 days past due are generally charged to the allowance for loan losses.
    Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized as a yield adjustment to the related loans, generally over the contractual life of the loans.

RETIREMENT PLANS
    The Company has a self-trusteed non-contributory defined benefit pension plan covering substantially all employees with more than one year of service. The Company's policy is to contribute to the pension plan the amount required to fund the benefits expected to be earned for the current year and amortization of amounts related to prior years using the projected asset credit evaluation method. The difference between pension cost included in current income and the funded amount is included in other assets or liabilities, as appropriate.
    The 401(k) deferred compensation plan permits eligible employees to make contributions up to 6% of base compensation which are matched 50% by the Company. The Company's contributions are invested in Company stock.

XXX BEGIN PAGE 17 HERE XXX

INCOME TAXES
    The Company files a consolidated federal income tax return. Deferred income taxes are provided for differences in the methods of reporting income and expense in the consolidated financial statements and those reported for tax purposes. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes", and has reported the cumulative effect of that change in the Consolidated Statement of Earnings (See Note 12).

OTHER REAL ESTATE
    Other real estate, principally consisting of foreclosed properties, is carried at the lower of the recorded investment in the property or its fair value. Any loss at foreclosure is charged to the allowance for credit losses. Provisions for operating expenses of such properties and gains and losses on their dispositions are included in non-interest expense.

EARNINGS PER SHARE
    Earnings per share are based on the weighted average number of shares outstanding during each year (See Note 13).

EXCESS COST RELATED TO ACQUISITIONS
    The excess of the Company's cost over the fair value of net assets acquired in purchased banks (deposit intangible and goodwill) is included in other assets in the consolidated financial statements and is being amortized on a straight-line basis over terms ranging from fourteen to fifteen years.

FIDUCIARY FEE INCOME
    Income from providing trust services is recorded on the cash basis, which does not materially differ from the accrual method.

RECLASSIFICATIONS
    Certain 1991 and 1992 amounts have been reclassified to conform with 1993 presentation.

INTEREST RATE MANAGEMENT
    The net differential to be paid or received on interest rate agreements entered into to reduce the impact of changes in interest rates on identified assets is recognized as a yield adjustment to the related asset over the life of the agreements.


NOTE 2:  BUSINESS COMBINATIONS
    Effective March 1, 1993, GSSC, through its wholly-owned Mississippi banking subsidiary, Sunburst Bank, acquired selected net assets of Eastover Bank for Savings ("Eastover") in a transaction accounted for as a purchase. Accordingly, the results of operations from this date, which are related to the acquired assets, have been included in the Company's consolidated financial statements. Approximately 439,000 shares of stock and $100,000 cash were issued to Eastover in exchange for the selected net assets. The excess of the purchase price over the fair value of the net assets acquired of $1,739,000 has been recorded as core deposit intangible. The fair value of Eastover's selected net assets at the date of acquisition are as follows: cash, $35,922,000: securities, $123,797,000: loans, $241,584,000: property, plant, and equipment, $9,415,000: other assets, $7,370,000: deposits, $396,208,000: and other liabilities, $12,708,000.

XXX BEGIN PAGE 18 HERE XXX

     Based on unaudited pro forma financial information provided by the seller, net interest income after provision for credit losses would have been $95,123,000 for 1993 and $86,398,000 for 1992. Net income would have been $26,154,000 for 1993 and $22,654,000 for 1992 and earnings per share would have been $2.78 for 1993 and $2.39 for 1992. This unaudited pro forma financial information is presented as if the acquisition had occurred as of the beginning of 1993 and 1992, and does not necessarily reflect the results of operations that would have occurred had GSSC and Eastover constituted a single entity during such periods.

NOTE 3:  REQUIRED CASH BALANCES
    Aggregate average daily reserves of $36,303,000 were maintained for the two-week reserve period ending December 31, 1993 to satisfy Federal regulatory requirements. Under informal agreements, as compensation for check clearing services, compensating balances of approximately $15,580,000 were maintained with correspondent banks.

NOTE 4:  SECURITIES
   The book value and approximate market value of securities held for sale at December 31, along with gross unrealized gains and losses, are as follows
(in thousands):

XXX BEGIN TABLE HERE XXX
                                                    1993
                                ---------------------------------------------
                                                   Gross           Estimated
                                    Amortized    Unrealized          Market
                                      Cost     Gains    Losses       Value
                                ---------------------------------------------
Obligations of other U. S.
 government agencies and
 corporations                      $ 31,240        52         4       31,288
Other securities                     29,700         0         0       29,700
Mortgage-backed securities           59,161       329        70       59,420
                                   --------    ------    ------     --------
Total securities held
 for sale                          $120,101       381        74      120,408
                                   ========    ======    ======     ========


                                                    1992
                                ---------------------------------------------
                                                   Gross           Estimated
                                    Amortized    Unrealized          Market
                                      Cost     Gains    Losses       Value
                                ---------------------------------------------
Other securities                   $ 29,700         0         0       29,700
                                   ========    ======    ======     ========


XXX BEGIN PAGE 19 HERE XXX

     The amortized cost and estimated market value of securities held for sale at December 31, 1993 and 1992, by contractual maturity, are shown below (in thousands).

XXX BEGIN TABLE HERE XXX
                                  1993                         1992
                       ---------------------------  -------------------------
                                        Estimated                 Estimated
                        Amortized         Market      Amortized     Market
                           Cost           Value         Cost        Value
                       ---------------------------  -------------------------
Due in one year or less  $ 35,992          35,988        29,700       29,700
Due after one year
  through five years       20,000          20,000             0            0
Due after five years
  through ten years         4,948           5,000             0            0
Mortgage-backed
  securities               59,161          59,420             0            0
                          -------         -------       -------      -------
     Total               $120,101         120,408        29,700       29,700
                          =======         =======       =======      =======


    The book value and approximate market value of investment securities at December 31, were as follows (in thousands):

XXX BEGIN TABLE HERE XXX
                                      1993                        1992
                         ------------------------  ------------------------
                                       Estimated                  Estimated
                          Amortized     Market       Amortized     Market
                            Cost        Value          Cost        Value
                         ------------------------  ------------------------
U. S. Treasury            $104,630      106,783      105,321      107,263
Obligations of other
  U. S. Government
  agencies and
  corporations              73,599       73,707       52,965       54,278
Obligations of states
  and political
  subdivisions              73,205       82,657       83,109       91,718
Other investment
  securities                36,511       38,093       48,817       50,053
                           -------      -------      -------      -------
Total investment
  securities               287,945      301,240      290,212      303,312
Mortgage-backed
  securities:
    FHLMC                   81,064       82,530       87,482       89,637
    FNMA                    57,502       58,621       59,091       60,032
    GNMA                    15,877       16,454       11,507       12,255
    Other                   13,089       13,210       21,393       22,054
                           -------      -------      -------      -------
Total Mortgage-backed
  securities               167,532      170,815      179,473      183,978
                           -------      -------      -------      -------
Total securities          $455,477      472,055      469,685      487,290
                           =======      =======      =======      =======


XXX BEGIN PAGE 20 HERE XXX

    Included in other investment securities are marketable equity securities with a cost of approximately $12,341,000 and $11,220,000, less a valuation allowance of approximately $76,000 and $460,000, at December 31, 1993 and 1992, respectively. Also included is stock in the FHLB of Dallas carried at cost of $6,582,500 at December 31, 1993 and $4,458,300 at December 31, 1992.
    Investment securities, including mortgage-backed securities, with an aggregate book value of approximately $354,699,000 and $281,463,000, at December 31, 1993 and 1992, respectively were sold under agreements to repurchase, pledged to secure public deposits, and pledged for other purposes as required by law.
    Investments in general obligations of the State of Mississippi as of December 31, 1993, had a book value of approximately $12,782,000 and a market value of approximately $14,876,000.
    The total difference in the book value and approximate market value of total investment securities at December 31, 1993 and 1992, was represented by gross unrealized gains of $17,554,000 and $18,305,000 and gross unrealized losses of $976,000 and $700,000, respectively.
  The tables below show these gains and losses by type security as of December 31, 1993 and 1992 (in thousands):

XXX BEGIN TABLE HERE XXX
                                                      1993
                                ---------------------------------------------
                                                   Gross           Estimated
                                    Amortized    Unrealized          Market
                                      Cost     Gains    Losses       Value
                                ---------------------------------------------
U. S. Treasury securities and
  obligations of U.S. government
  agencies and corporations        $178,229     2,757       496      180,490
Obligations of states and
  political subdivisions             73,205     9,555       103       82,657
Corporate securities                 12,265         0         0       12,265
Mortgage-backed securities          167,532     3,658       375      170,815
Other debt securities                24,246     1,584         2       25,828
                                   --------    ------    ------      -------
    Totals                         $455,477    17,554       976      472,055
                                   ========    ======    ======      =======

                                                      1992
                                ---------------------------------------------
                                                   Gross           Estimated
                                    Amortized    Unrealized          Market
                                      Cost     Gains    Losses       Value
                                ---------------------------------------------
U. S. Treasury securities and
  obligations of U.S. government
  agencies and corporations        $158,286     3,396       141      161,541
Obligations of states and
  political subdivisions             83,109     8,728       119       91,718
Corporate securities                 10,760         0         0       10,760
Mortgage-backed securities          179,473     4,747       242      183,978
Other debt securities                38,057     1,434       198       39,293
                                   --------    ------      ----      -------
    Totals                         $469,685    18,305       700      487,290
                                   ========    ======      ====      =======


XXX BEGIN PAGE 21 HERE

    The amortized cost and estimated market value of debt and equity securities at December 31, 1993 and 1992, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

XXX BEGIN TABLE HERE XXX
                                  1993                         1992
                       ---------------------------  -------------------------
                                        Estimated                 Estimated
                        Amortized         Market      Amortized     Market
                          Cost            Value         Cost        Value
                       ---------------------------  -------------------------
Due in one year or less  $ 64,370          64,932        85,004       86,160
Due after one year
  through five years      161,955         166,705       139,879      145,672
Due after five years
  through ten years        19,590          21,941        20,475       23,054
Due after ten years        42,030          47,662        44,854       48,426
                         --------         -------       -------      -------
Total investment
  securities              287,945         301,240       290,212      303,312
Mortgage-backed
  securities              167,532         170,815       179,473      183,978
                         --------         -------       -------      -------
Total securities         $455,477         472,055       469,685      487,290
                         ========         =======       =======      =======

    Proceeds from sales of investments in debt securities during 1993, 1992 and 1991 were $27,308,555, $20,792,580 and $48,643,631, respectively. Gross gains of $86,534, $1,694,029 and $480,471 and gross losses of $40,376,
$278,390 and $1,150,034 were realized on those sales in 1993, 1992 and 1991, respectively.

NOTE 5:  LOANS
    Loans outstanding at December 31, by major lending classification, were as follows (in thousands):

XXX BEGIN TABLE HERE XXX
                                                 1993             1992
                                              ----------      ----------
Commercial and industrial loans               $  392,437         322,964
Real estate:
  Construction and land development               72,392          41,179
  Secured by residential properties              417,651         340,907
  Other real estate loans                        337,101         248,654
Loans to individuals for household,
  family, and other personal expenditures        261,683         190,200
Loans to finance agricultural production
  and other loans to farmers                      41,910          32,910
Loans for purchasing or carrying securities        6,063           4,898
All other loans                                   40,310          25,887
                                               ---------       ---------
    Total loans                                1,569,547       1,207,599
Unearned income                                    9,007           5,660
                                               ---------       ---------
                                               1,560,540       1,201,939
Allowance for credit losses                       32,749          24,412
                                               ---------       ---------
Net loans                                     $1,527,791       1,177,527
                                              ==========       =========


XXX BEGIN PAGE 22 HERE XXX

    Non-accrual and restructured loans totaled approximately $4,023,000 and $6,708,000 at December 31, 1993, and 1992, respectively. If interest had earned at the original interest rates on these loans in 1993, income before income taxes would have been increased by approximately $281,000. Interest recognized on these loans was approximately $165,000 in 1993. There were no commitments to lend additional funds to borrowers whose loans are classified as non-accrual or restructured.

NOTE 6:  ALLOWANCE FOR LOAN LOSSES
    A summary of changes in the allowance for credit losses for the years ended December 31, is as follows (in thousands):

XXX BEGIN TABLE HERE XXX
                                            1993         1992       1991
                                       ------------------------------------
Balance at beginning of year              $24,412       19,547      16,324
Provision charged to operating expenses     6,815        7,988       8,922
Acquisitions                                4,962            0           0
Deductions:
  Loans charged off                        (4,830)      (4,450)     (7,693)
  Recoveries                                1,390        1,327       1,994
                                          -------       ------      ------
Net charge-offs                            (3,440)      (3,123)     (5,699)
                                          -------       ------      ------
Balance at end of year                    $32,749       24,412      19,547
                                          =======       ======      ======

NOTE 7:  SHORT-TERM AND OTHER BORROWINGS
    Short-term and other borrowing data for the years ended December 31, 1993, 1992 and 1991, are as follows (in thousands):

XXX BEGIN TABLE HERE XXX
                                      Balance                    Weighted
                                    Outstanding                Average Rate
                           --------------------------------  ----------------
                            Maximum    Average       At       During    At
                           Month End    Daily     Year End     Year  Year End
                           --------------------------------  ----------------
1993
Federal funds purchased
  and securities sold
  under agreements to
  repurchase                $ 60,343   32,363      30,542       2.91%   2.93
FHLB advances                 13,523   11,716      12,838       7.46%   7.66
Other long-term                  110       83         103       3.00%   2.41

1992
Federal funds purchased
  and securities sold
  under agreements to
  repurchase                $ 53,384   32,964      25,664       3.33%   2.88
FHLB advances                  4,000    1,128       3,781       4.13%   4.13
Other long-term                  139      129         111       9.11%   4.68

1991
Federal funds purchased
  and securities sold
  under agreements to
  repurchase                $ 39,303   28,687      24,839       5.49%   4.03
Other short-term              20,302    3,265         161       5.89%   6.07


XXX BEGIN PAGE 23 HERE XXX

    Federal funds purchased represent primarily overnight borrowings, while securities sold under agreements to repurchase generally mature in less than thirty days. Other short-term borrowings represent primarily interest-bearing revolving U.S. Treasury accounts.
    FHLB advances, net of unamortized discounts of $29,000 in 1993, are secured under an agreement pledging the stock of the FHLB and certain real estate loans of the Company. Total eligible collateral under the agreement was $509,000,000 in 1993 and $381,000,000 in 1992. All FHLB advances at
December 31, 1993, had prepayment penalty provisions.


NOTE 8:  PREMISES AND EQUIPMENT
     Premises and equipment and accumulated depreciation thereon at December 31, are as follows (in thousands):

XXX BEGIN TABLE HERE XXX
                                   Estimated
                              Useful Lives - Years       1993       1992
                              --------------------     ---------  --------
Land                                   --              $  9,009     7,528
Buildings                            15-40               37,483    32,319
Furniture and equipment               5-12               36,197    30,035
Construction in progress               --                   359       181
                                                       ---------  --------
  Total                                                  83,048    70,063
Accumulated depreciation:
  Buildings                                             (13,040)  (11,538)
  Furniture and equipment                               (21,270)  (18,645)
                                                       ---------  --------
Premises and equipment, net                            $ 48,738    39,880
                                                       =========  ========

     Depreciation expense on premises and equipment for 1993, 1992, and 1991 was approximately $4,749,000, $3,987,000, and $3,950,000, respectively.

NOTE 9:  RELATED PARTY TRANSACTIONS
     From time to time, the Company provides credit to directors and executive officers of the Company and their affiliates. In the opinion of management, such transactions are made on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.
     Such loans were $16,031,000 and $13,758,000 at December 31, 1993 and 1992, respectively. During 1993, new loans of $11,992,000 were made, and repayments of $9,719,000 were received.

XXX BEGIN PAGE 24 HERE XXX

NOTE 10:  EMPLOYEE BENEFITS
     The Company maintains a non-contributory defined benefit plan (the Plan) covering substantially all full-time employees who have completed at least one year of service and who have attained the age of 21. The Company's policy is to fund the pension plan based on both the legal requirements and tax considerations.

     Net periodic pension cost for 1993, 1992, and 1991 included the following components (in thousands):

XXX BEGIN TABLE HERE XXX
                                     1993         1992         1991
                                   --------     --------     --------
Service cost                        $ 1,181        1,087       1,036
Interest cost                         1,519        1,344       1,249
Actual return on plan assets         (1,792)      (1,564)     (1,344)
Net amortization and deferral           225          174         (50)
                                   --------     --------    --------
  Pension expense                   $ 1,133        1,041         891
                                   ========     ========    ========

     Pension expense also includes approximately $33,000 in 1993, $70,000 in 1992, and $62,000 in 1991 paid to employees who retired prior to adoption of the Plan, and approximately $51,000 for 1993, $26,000 for 1992, and $131,000
for 1991, relating to the cost of funding supplemental retirement plans. The Plan's funded status at December 31, was as follows (in thousands):

XXX BEGIN TABLE HERE XXX
                                       1993          1992         1991
                                     ---------    ---------     --------
Actuarial present value of:
  Vested benefit obligation            $16,262       13,562       11,853
                                      ========      =======     ========
Accumulated benefit obligation          16,513       13,704       12,155
                                      ========      =======     ========
Plan assets at fair value               20,608       18,584       16,273
Projected benefit obligation            23,419       19,297       17,054
                                      --------    ---------    ---------
Plan projected benefit obligation
  in excess of plan assets              (2,811)        (713)        (781)
  Unrecognized net obligation           (1,007)      (1,165)      (1,324)
  Unrecognized prior service cost        2,061        2,244        2,438
  Unrecognized net (gain) loss           2,268          195         (232)
Contribution after measurement date        341          241          232
                                      --------    ---------     --------
  Prepaid pension cost                 $   852          802          333
                                      ========    =========     ========

     The assumed weighted average discount rate used in determining the acturarial present value of benefit obligations was 7.25%, 8% and 8% in 1993, 1992 and 1991, respectively. The rate of increase in future compensation levels used in determining the actuarial present value of benefit obligations was 5.5%, 6% and 6% in 1993, 1992, and 1991, respectively. The expected long-term rate of return on assets during 1993 and 1992 was 8.5%.

XXX BEGIN PAGE 25 HERE XXX

     The Company has a 401(k) deferred compensation plan allowing eligible employees to contribute up to 6% of their base compensation, as defined in the plan. The Company matches 50% of the employee contribution, with the Company's portion of the contribution approximately $561,000 in 1993, $309,000 in 1992, and $386,000 in 1991, invested in company stock at prevailing market prices.
         The Company issued 30,000 shares of common stock to a key employee in 1991. These shares are held in escrow and, subject to achievements of certain performance goals, will vest over a ten year period. Related compensation expense is recognized over the ten year period.
     In December 1990, the financial accounting standards board (FASB) issued SFAS No. 106 which establishes accounting standards for post retirement benefits other than pensions, and focuses on post retirement health care benefits. The requirements are effective for fiscal 1993. The Company has made the decision to discontinue its practice of providing healthcare insurance at no cost to retirees. Based on this new policy, the adoption of SFAS 106 would have an immaterial effect on the Company's financial position and results of operations. The cost of retiree health care and life insurance benefits, which was expensed annually, amounted to approximately
$108,000 and $123,000 for the years ended December 31, 1992   and 1991,
respectively. There was no cost for the year ended December 31, 1993.

NOTE 11:  OTHER REAL ESTATE
     A summary of changes in the valuation allowance for other real estate for the years ended December 31, was as follows (in thousands):

XXX BEGIN TABLE HERE XXX
                                      1993          1992          1991
                                    --------     --------      --------
Balances at beginning of year        $2,115         2,240         1,332
  Provision charged to operating
    expense                             956         1,051         1,430
  Transfer                             (131)            0             0
  Sales                              (1,211)         (832)         (870)
  Market value adjustments              (18)         (344)          348
                                    --------     ---------     ---------
Balances at end of year              $1,711         2,115         2,240
                                    ========     =========     =========

     Depreciation expense of leased other real estate properties was $142,000 for 1993, $206,000 for 1992 and $154,000 for 1991.

NOTE 12:  INCOME TAXES
     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Standards No. 109, "Accounting for Income Taxes". Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

XXX BEGIN PAGE 26 HERE XXX

     Effective January 1, 1993, the Company adopted Statement 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the December 31, 1993 consolidated statement of earnings.
     Pursuant to the deferred methods under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.
     As previously discussed, the Company adopted Statement 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $781,000 was determined as of January 1, 1993 and is reported separately in the consolidated statement of earnings for the year ended December 31, 1993. Prior years' financial statements have not been restated to apply the provisions of Statement 109.
    Based on the Company's historical and current pretax earnings, management believes that it is more likely than not that the Company will realize the benefits of the Federal net operating loss carry forwards and minimum tax credit carry forwards existing at December 31, 1993. Further, management also believes that the existing Federal net deductible temporary differences will reverse during future periods in which the Company generates Federal net taxable income. Management is currently protesting certain state income tax issues and believes that a portion of the deferred state tax assets will not be realized. As such, the Company has established a valuation allowance for the portion of deferred state deductible temporary differences where management does not believe realization is more likely than not. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

     Total income tax expense for the year ended December 31, 1993 was allocated as follows (in thousands):

     Income from continuing operations     $11,087
     Cumulative transition adjustment         (781)
                                           --------
       Total income tax expense            $10,306
                                           ========

XXX BEGIN PAGE 27 HERE XXX

     Income tax expense consists of (in thousands):

XXX BEGIN TABLE HERE XXX
                                  Current      Deferred      Total
                                 --------      --------     -------
Year ended December 31, 1993
  Federal                        $10,635         (653)        9,982
  State                            1,203          (98)        1,105
                                --------      --------     --------
   Totals                        $11,838         (751)       11,087
                                ========      ========     ========

Year ended December 31, 1992
  Federal                         $7,882       (3,106)        4,776
  State                            1,474            0         1,474
                                --------     --------      --------
   Totals                         $9,356       (3,106)        6,250
                                ========     ========      ========

Year ended December 31, 1991
  Federal                         $5,040       (1,041)        3,999
  State                                0            0             0
                                --------     --------      --------
   Totals                         $5,040       (1,041)        3,999
                                ========     ========      ========

     Income tax expense was $11,087,000 for the twelve months ending December 31, 1993, and differed from the amounts computed by applying the Federal income tax rate of 35% as a result of the following (in thousands).

                                           1993
                                         --------
Computed "expected" tax expense:          $12,495

Increase (reduction) in income
  taxes resulting from:
    Tax exempt interest                    (1,965)
    Dividends exclusion                      (320)
    State income taxes                        718
    Other, net                                159
                                          -------
      Total tax expense                   $11,087
                                          =======

The significant components of deferred income tax expense for the year ended December 31, 1993 are as follows (in thousands):

Deferred tax expense (credits):
  Provision for credit losses             $(1,290)
  Depreciation expense                         (7)
  Net deferral of loan origination
    fees and costs                             87
  Pension expense                              89
  Provision for valuation on ORE             (361)
  Gain/loss on sale of ORE                    512
  Securities gains (losses)                  (225)
  Discount accretion - securities             209
  Interest on IRS tax assessment              375
  Core deposit                                 89
  Mark to market on securities               (191)
  Other, net                                  (38)
                                          --------
    Total                                 $  (751)
                                          ========


XXX BEGIN PAGE 28 HERE XXX

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 are presented below (in thousands).

Deferred tax assets:
  Loans receivable, principally due to
    allowance for possible credit loss
    and deferred loan costs                               $12,354

  Deferred liabilities, principally due
    to compensation arrangements, interest
    on Federal and State taxes, and non-
    accruals                                                1,253
  Other real estate, principally due to
    provisions for possible losses                            570
  Capital losses                                              148
  Net operating loss carry forwards                           258
                                                          -------
Total gross deferred tax assets                            14,583
Less:  Valuation allowance                                    647
                                                          -------
Total gross deferred tax assets                            13,936
                                                          =======

Deferred tax liabilities:
  Property, plant and equipment,
    principally due to differences in
    depreciation                                            2,696
  Pension costs                                               466
  Deferred assets, principally due to core
    deposits                                                  860
  Other assets, principally due to prepaid expenses           754
                                                          -------
Total gross deferred tax liabilities                        4,776
                                                          -------
Net deferred tax assets                                    $9,160
                                                          =======

     The valuation allowance for deferred tax assets as of January 1, 1993 was $499,000. Below are the changes in the valuation allowance for the year ended December 31, 1993.

Beginning balance as of January 1, 1993                      $499
Non-deductible capital losses                                 148
                                                            -----
Balance as of December 31, 1993                              $647
                                                            =====

XXX BEGIN PAGE 29 HERE XXX

     A reconciliation of income tax expense as reflected in the consolidated statements of income and expense, calculated at the statutory rate of 34% in 1992 and 1991, is as follows (in thousands):

XXX BEGIN TABLE HERE XXX
                                             1992            1991
                                          ---------       ---------
Tax at statutory rate                       $8,322           5,699
Increase (reduction) in tax
    resulting from:
  Tax exempt interest                       (2,133)         (2,262)
  Dividend exclusion                          (337)           (289)
  State income taxes                           973               0
  Acquisition intangibles                       85              54
  Other, net                                   254              47
IRS tax assessment on prior years                0             966
Alternative minimum tax provision
  (credit) in excess of regular tax           (914)           (216)
                                             ------          ------
   Income tax expense                       $6,250           3,999
                                             ======          ======

     The Company settled its audit with the Internal Revenue Service (IRS) for the tax years 1988, 1989, 1990 and 1991. This settlement resulted in the payment of $952,000 in additional taxes and $389,000 in interest.

     The sources of timing differences and the resulting deferred income tax expense (credits) for 1992 and 1991 follow (in thousands):

XXX BEGIN TABLE HERE XXX
                                               1992            1991
                                            ---------      ---------
Provision for credit losses                 $(1,679)         (1,596)
Depreciation expense                             10               2
Net deferral of loan origination fees
  and costs                                    (125)           (177)
Alternative minimum tax credit
  carry forward                                   0             594
Pension expense                                 (38)            (69)
Provision for valuation on ORE                 (357)           (486)
Reserve for loss on investment
  securities                                      0            (345)
Securities gains (losses)                      (173)            981
Other, net                                      170             271
Effect on deferred taxes of application
  of alternative minimum tax                   (914)           (216)
                                            --------        --------
  Total deferred tax expense                $(3,106)         (1,041)
                                            ========        ========


XXX BEGIN PAGE 30 HERE XXX

NOTE 13:  STOCKHOLDERS' EQUITY AND PER SHARE DATA
   Dividends paid by the Company are provided primarily from dividends received from the subsidiaries. Banking regulations limit the amount of dividends that may be paid without prior approval of the agencies which regulate the Banks. Earnings per share are based on the weighted average number of shares outstanding of 9,421,119 in 1993, 9,046,847 in 1992 and 9,028,989 in 1991.

NOTE 14:  COMMITMENTS AND CONTINGENCIES
    In the normal course of business, the Company has various outstanding commitments to extend credit and standby letters of credit which are not reflected in the accompanying consolidated financial statements. In the opinion of management, no significant credit losses will result from these commitments. On December 31, 1993 and 1992 the Company had outstanding approximately $24,723,000 and $25,449,000, respectively, in standby letters of credit and commitments to extend approximately $159,212,000 and $97,126,000, respectively, under outstanding lines of credit.
    The Company, in the normal course of business, is a defendant in various legal claims. Management and legal counsel are of the opinion that these actions will not have a material effect on the Company's consolidated financial position.
    The Company is a party to financial instruments with off-balance-sheet risks in the normal course of business both to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments may extend to include commitments to extend credit, options, standby letters of credit, interest rate caps or floors, or interest rate swaps. These financial instruments help the Company in managing its interest rate exposure and, to varying degrees, involve elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
    At December 31, 1993 the Company had entered into two interest rate swap agreements to reduce the impact of changes in interest rates on its cost of funds. These swaps had a notional principal amount of $16,000,000. Also outstanding at December 31, 1993 was one interest rate cap with a total contract or notional value of $6,000,000. The Company is exposed to essentially the same credit risk in these contracts as in any other extension of credit and attempts to manage this through credit approvals, limits and other monitoring procedures.

XXX BEGIN PAGE 31 HERE XXX

NOTE 15:  CONDENSED PARENT COMPANY FINANCIAL INFORMATION
     Condensed financial information of Grenada Sunburst System Corporation (parent company only) is as follows (in thousands):

XXX BEGIN TABLE HERE XXX

                        Condensed Balance Sheets
                             December 31,
                                                1993           1992
                                             ----------     ----------
Assets
Cash and demand balances with banks           $      7             19
Securities purchased under agreements
  to resell                                      2,570          3,376
Investment in subsidiaries                     169,808        141,748
Other assets                                     5,894          4,576
                                              --------       --------
Total Assets                                   178,279        149,719
                                              ========       ========
Liabilities - Other                              4,207          3,981
Stockholders' Equity                           174,072        145,738
                                              --------       --------
Total Liabilities and Stockholders'
  Equity                                      $178,279        149,719
                                              ========       ========

XXX BEGIN TABLE HERE XXX

                        Condensed Statements of Income
                        For the Years Ended December 31,
                                                1993       1992      1991
                                              -------    -------    -------
Income
Dividends received from subsidiaries           $ 6,600      6,000     5,800
Other income                                       276        255       299
                                               -------    -------   -------
Total Income                                     6,876      6,255     6,099
Expenses                                         2,161      2,897     1,959
                                               -------    -------   -------
Income before equity in undistributed
  earnings of subsidiaries and cumulative
  effect of a change in accounting principle     4,715      3,358     4,140
Equity in undistributed earnings of
  subsidiaries                                  20,763     14,869     8,622
                                               -------    -------   -------
Income before cumulative effect of a
  change in accounting principle                25,478     18,227    12,762
Cumulative effect on prior years of
  a change in accounting for
  income taxes                                     (85)         0         0
                                               -------    -------   -------
Net Income                                     $25,393     18,227    12,762
                                               =======    =======   =======


XXX BEGIN PAGE 32 HERE XXX

XXX BEGIN TABLE HERE XXX

                       Condensed Statements of Cash Flows
                        For the Years Ended December 31,
                                                1993       1992      1991
                                              --------   --------  --------
Net Cash Flows From Operating Activities:
Net income                                    $ 25,393     18,227    12,762
Adjustments to reconcile net income to
  net cash provided (used) by operating
  activities:
    Earnings from subsidiaries                 (25,003)   (19,119)  (11,977)
    Dividends received from subsidiaries         6,600      6,000     5,800
    Other, net                                    (166)       656       254
                                               -------    -------   -------
    Net cash provided by operating
      activities                                 6,824      5,764     6,839
Cash Flows From Investing Activities:
Net (increase) decrease in securities
  purchased under agreements to resell             806       (349)   (1,511)
Purchases of securities of non-affiliates         (807)         0         0
Sale of treasury stock                               0          0        51
                                                -------    -------   -------
    Net cash used by investing activities           (1)      (349)   (1,460)
Cash Flows From Financing Activities:
Cash dividends paid                             (6,835)    (5,428)   (5,421)
                                                -------    -------   -------
    Net cash used by financial activities       (6,835)    (5,428)   (5,421)
                                                -------    -------   -------
Net decrease in cash and demand balances
  with banks                                       (12)       (13)      (42)
Cash and demand balances with banks at the
  beginning of the year                             19         32        74
                                                -------    -------   -------
Cash and demand balances with banks at the
  end of the year                             $      7         19        32
                                                =======    =======   =======

NOTE 16:  FAIR VALUE OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES
    The fair value of most investments and mortgage-backed securities is estimated based on market prices or dealer quotes. See "Note 4: Securities", for market values.

XXX BEGIN PAGE 33 HERE XXX

LOANS
    Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage and consumer loans. Each loan category is further segregated into fixed and variable interest rate terms and credit risk categories, as applicable.
    The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. Fair values for non-performing loans is either based on recent external appraisals, or where appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgementally determined using available market information and specific borrower information

The following tables present information for loans:

XXX BEGIN TABLE HERE XXX

December 31, 1993
(in thousands)
                                     Average     Discount     Calculated
                            Book     Maturity      Rate         Fair
                            Value       (1)         (2)         Value
                         ------------------------------------------------
Commercial               $983,537       2.7         7.46%       989,864
Mortgage                  250,353       7.2         6.24%       255,727
Consumer                  335,657       1.3         7.67%       338,955


December 31, 1992
(in thousands)
                                     Average     Discount     Calculated
                            Book     Maturity      Rate         Fair
                            Value       (1)         (2)         Value
                          -----------------------------------------------
Commercial               $775,093       3.3         7.21%       782,543
Mortgage                  211,819      11.7         6.82%       217,300
Consumer                  220,687       2.1         7.82%       236,656

(1) Average maturity represents the expected average cash flow period, which in some instances is different than the stated maturity.

(2) Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the value negotiated in an actual sale.


XXX BEGIN PAGE 34 HERE XXX

DEPOSIT LIABILITIES
    Under Statement 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 1993. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar maturities.

XXX BEGIN TABLE HERE XXX

December 31,
(in thousands)
                                        1993                  1992
                               --------------------------------------------
                                           Calculated            Calculated
                                   Book       Fair        Book      Fair
                                   Value      Value       Value     Value
                               --------------------------------------------
Demand:
  Non-interest bearing          $ 419,641    419,641     317,397    317,397
  Interest bearing                607,472    607,472     517,480    517,480
Savings                           165,814    165,814     100,968    100,968
Certificates of deposit:
  Maturing in six months
   or less                        468,548    468,893     594,800    595,333
  Maturing between six months
   and one year                   211,081    211,035     127,020    128,209
  Maturing between one and
   three years                    155,491    156,341      55,963     57,418
  Maturing beyond three years     171,760    179,095      62,943     66,474


INTEREST RATE SWAP AGREEMENTS AND INTEREST RATE CAPS
    The fair value of interest rate swap agreements and interest rate caps is the estimated amount the Company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the swap counterparties.
    The notional amount, carrying amount, and estimated fair value for interest rate swaps, financial futures and interest rate caps follow.

XXX BEGIN TABLE HERE XXX

December 31, 1993
(in thousands)
                                                             Calculated
                                    Notional     Carrying      Fair
                                     Amount       Amount       Value
                                 ----------------------------------------
Interest rate swap agreements:
  In a net payable position        $ 6,000           300       (344)
  In a net receivable position      10,000          (167)     1,839
Interest rate caps                   6,000             0          0

December 31, 1992
(in thousands)
                                                              Calculated
                                    Notional        Carrying    Fair
                                     Amount          Amount     Value
                                  ---------------------------------------
Interest rate swap agreements:
  In a net payable position        $ 6,000               25       (322)
Interest rate caps                  10,500                0          0


XXX BEGIN PAGE 35 HERE XXX

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND FINANCIAL GUARANTEES WRITTEN
     The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. The contract amount, carrying amount, and estimated fair value for commitments to extend credit, standby letters of credit and financial guarantees written follow.

XXX BEGIN TABLE HERE XXX
December 31, 1993
(in thousands)
                                                           Calculated
                                    Notional    Carrying      Fair
                                     Amount      Amount       Value
                              ---------------------------------------------
Commitments to extend credit       $159,212        (365)     159,212
Standby letters of credit            24,723           0       24,723



December 31, 1992
(in thousands)
                                                           Calculated
                                    Notional    Carrying     Fair
                                     Amount       Amount     Value
                              ---------------------------------------------
Commitments to extend credit       $ 97,126        (178)     97,126
Standby letters of credit            25,449           0      25,449


XXX BEGIN PAGE 36 HERE XXX

                          INDEPENDENT AUDITORS' REPORT

KPMG PEAT MARWICK

THE BOARD OF DIRECTORS AND STOCKHOLDERS
GRENADA SUNBURST SYSTEM CORPORATION

     We have audited the consolidated balance sheets of Grenada Sunburst System Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall finanical statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grenada Sunburst System Corporation and subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.
     As discussed in Notes 1 and 12 to the financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".


/s/KPMG Peat Marwick
Memphis, Tennessee
January 28, 1994


XXX BEGIN PAGE 37 HERE XXX

XXX BEGIN TABLE HERE XXX
                            SELECTED CONSOLIDATED FINANCIAL INFORMATION
                              (in thousands except per share data)
                                  1993        1992          1991         1990         1989
                                -------------------------------------------------------------
BALANCE SHEET SUMMARY
Total assets                    $2,436,198   1,970,616    1,897,135    1,863,484    1,782,500
Securities                         455,477     469,685      535,566      543,461      525,227
Loans,net of unearned income     1,560,540   1,201,939    1,079,434    1,106,206    1,045,806
Deposits                         2,199,807   1,776,571    1,721,882    1,637,848    1,559,677
Stockholders' equity               174,072     145,738      131,661      123,289      118,617

SUMMARY OF OPERATIONS
Interest income                    161,589     144,823      162,538      172,410      166,701
Interest expense                    60,548      63,067       87,989      104,629      103,217
                                 ------------------------------------------------------------
Net interest income                101,041      81,756       74,549       67,781       63,484
Provision for credit losses          6,815       7,988        8,922        7,042       11,592
                                 ------------------------------------------------------------
Net interest income
 after provision
 for credit losses                  94,226      73,768       65,627       60,739       51,892
Non-interest income                 30,835      25,335       20,008       18,845       18,030
Non-interest expenses               89,362      74,626       68,874       66,255       63,174
                                 ------------------------------------------------------------
Income before taxes
 and cumulative effect of a
 change in accounting principle     35,699      24,477       16,761       13,329        6,748
Income taxes                        11,087       6,250        3,999        2,742        1,148
                                 ------------------------------------------------------------
Income before cumulative
 effect of a change in
 accounting principle               24,612      18,227       12,762       10,587        5,600
Cumulative effect of a
 change in accounting principle        781           0            0            0            0
                                 ------------------------------------------------------------
 Net income                     $   25,393      18,227       12,762       10,587        5,600
                                 ============================================================
PER SHARE DATA
Income before cumulative effect $     2.62        2.01         1.41         1.17         0.62
Cumulative effect of a change
  in accounting principle             0.08        0.00         0.00         0.00         0.00
Net income                            2.70        2.01         1.41         1.17         0.62
Cash dividends                        0.72        0.60         0.60         0.60         0.60
Book value at year end               18.34       16.11        14.55        13.68        13.16
SELECTED RATIOS
Return on average assets              1.09%       0.94         0.69         0.58         0.32
Return on average equity             15.56%      13.16        10.07         8.78         4.68
Dividend payout                      26.92%      29.78        42.48        50.37        94.82
Capital formation rate               19.44%      10.70         6.79         3.94         0.46
Equity to year-end assets             7.15%       7.40         6.94         6.62         6.65

     All per share information (relating to shares authorized, issued and outstanding), earnings per share, and dividends per share have been retroactively adjusted to reflect business combinations accounted for as poolings-of-interests.


XXX BEGIN PAGE 38 HERE XXX

XXX BEGIN TABLE HERE XXX

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS
(Unaudited)
(in thousands except per share data)
                  ------------------------------------------------------
                                      Quarter Ended, 1993
                     March 31    June 30    September 30   December 31
                  ------------------------------------------------------
Interest income      $37,109     41,656         41,428         41,396
Net interest income   22,824     25,920         25,980         26,317
Provision for credit
  losses               2,085      1,855          1,560          1,315
Net income             5,911      6,087          6,720          6,675
Earnings per share      0.64       0.64           0.71           0.71


                   -----------------------------------------------------
                                       Quarter Ended, 1992
                     March 31    June 30     September 30   December 31
                   -----------------------------------------------------
Interest income      $37,033     36,509         35,869         35,412
Net interest income   19,266     20,039         20,996         21,455
Provision for credit
  losses               1,961      1,963          2,029          2,035
Net income             3,933      4,293          5,098          4,903
Earnings per share      0.44       0.47           0.56           0.54


XXX BEGIN PAGE 39 HERE XXX

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Three Years Ended December 31, 1993, 1992, and 1991

FINANCIAL REVIEW
      The  following  provides management's discussion  of  the  consolidated financial condition and results of operations of the Company, focusing on those factors which have had the most significant impact for the last three years. This commentary should be read in conjunction with the accompanying consolidated financial statements and the notes thereto.
      The Company reported net income of $2.70 a share for 1993, verses earnings of $2.01 a share for 1992 and $1.41 a share for 1991. The effect of the adoption of SFAS NO. 109, "Accounting for Income Taxes", accounted for $.08 of the increase in 1993 earnings per share. The Company's earnings of $25.4 million for 1993 reflect an increase of 39.32% over 1992 earnings, resulting principally from a higher level of earning assets and the lower cost of funds coupled with the increase in non-interest income that the Company experienced in 1993 compared to 1992. During the first quarter of 1993, the Company acquired approximately $400 million in selected assets and liabilities from Eastover in a transaction accounted for as a purchase. Accordingly, the results of operations of this acquisition are included in the consolidated financial statements only from the acquisition date (March 1, 1993), which affects the comparability of the consolidated financial statements. The provision for credit losses decreased from 1992 to 1993. The 1992 provision also showed a decrease from the 1991 level. Non-interest income increased in 1993 due in part to increased service charges on deposit accounts with the additional deposits acquired from Eastover. Other sources of non-interest income increases were Sunburst Mortgage Corporation and Sunburst Financial Group. Non-interest expense increased 19.75% or $14.7 million from 1992 to 1993 compared to an increase of only 8.10% or $5.7 million from 1991 to 1992. This increase for 1993 is predominately the result of the Eastover addition of employees and locations.
      Return on average assets (ROA) and return on average equity (ROE) are two key measures of profitability in the banking industry. The Company's ROA for the year ended December 31, 1993 was 1.09% compared to .94% for the year ended December 31, 1992 and .69% for the year ended December 31, 1991. This ratio reflects how well a corporation utilizes its assets to produce income. The Company's ROE for the year ended December 31, 1993 was 15.56% compared to 13.16% for the year ended December 31, 1992 and 10.07% for the year ended December 31, 1991. ROE is the measure of income earned to average shareholders' equity.

XXX BEGIN PAGE 40 HERE XXX

XXX BEGIN TABLE HERE XXX
Contribution to Earnings Per Share
For the Years Ended December 31,
                                    1993      1992     1991     1990     1989
                                ---------------------------------------------
Net interest income after
  provision for credit losses   $  10.00      8.15     7.26     6.74     5.76
Non-interest income                 3.27      2.80     2.22     2.09     2.00
Non-interest expense                9.48      8.25     7.63     7.35     7.01
                                ---------------------------------------------
Income before income taxes
  and cumulative effect of a
  change in accounting
  principle                         3.79      2.70     1.85     1.48     0.75
Income taxes                        1.17      0.69     0.44     0.31     0.13
                                ---------------------------------------------
Income before cumulative effect
  of a change in accounting
  principle                         2.62      2.01     1.41     1.17     0.62
Cumulative effect on prior
  years of change to a
  different method of accounting
  for income taxes                  0.08      0.00     0.00     0.00     0.00
                                ---------------------------------------------
Net income                      $   2.70      2.01     1.41     1.17     0.62
                                =============================================

NET INTEREST INCOME
      Net interest income (NII) is the largest component of the Company's income and is the primary source of earnings for the Company's significant subsidiaries, and therefore for the Company. NII represents the amount by which interest and fee income on earning assets exceeds the cost of deposits and other borrowed funds. The Company's long-term objective is to manage those earning assets and interest-bearing liabilities to provide the largest possible amount of income while balancing interest rate, credit, liquidity and capital risk.
     Net interest income was up $19.3 million or 23.59% in 1993 when compared to 1992 and up $7.2 million or 9.67% in 1992 when compared to 1991. The increase in 1993 was principally due to an increase of $377.3 million or 21.35% in average earning assets. Average earning assets increased 4.46% from 1991 to 1992. Also contributing to this increase in net interest income was the Company's ability to lower its cost of funds more rapidly than its yield on earning assets declined. The acquisition of approximately $374 million in earning assets from Eastover on March 1, 1993, accounted for approximately 83.1% of the increase in average earning assets for 1993. The table below shows the breakdown of average earning assets for the past three years.

XXX BEGIN TABLE HERE XXX
                                         1993         1992          1991
                                       -----------------------------------
Average Earning Assets (in millions)   $2,144.5      1,767.1       1,691.6
Comprised of:
  Loans                                   70.5%        66.8          64.1
  Investment securities                   28.5%        30.6          31.4
  Money Market Instruments                 1.0%         2.6           4.5
                                       -----------------------------------
                                         100.0%       100.0         100.0
                                       ===================================
Taxable equivalent yield on Average
  Earning Assets                          7.70%        8.40          9.83


XXX BEGIN PAGE 41 HERE XXX

     The prime lending rate for bank loans declined to 6.00% early in 1993 from 6.50% early in 1992. This prime rate decrease was the primary factor in the decrease in yield on the loan portfolio to 8.38% for the year ended
December 31, 1993, from 9.11% for the year ended December 31, 1992. Approximately 36% of the Company's loans earn interest that fluctuates with the prime lending rate. At December 31, 1993, $1,082 million in loans or 65.8% of the bank subsidiaries' loan portfolios are subject to reprice during the next year. This decline in yield on loans, the largest component of earning assets for the banks was more than offset by a decline in the cost of funds.
      The average cost of funds, excluding non-interest bearing deposits, for the year ended December 31, 1993 was 3.36%, down 82 basis points from the 4.18% reported for the same period in 1992. 1992 reflected an improvement in the average cost of funds of 178 basis points from the 5.96% reported in 1991. The decrease in the cost of funds for the last two years produced an improved net interest spread for both 1992 and 1993, from 3.87% in 1991 to 4.22% in 1992 and 4.34% in 1993. As the rates offered on normally higher-cost time deposits and short-term borrowings were lowered, the level of savings and interest bearing demand deposits increased significantly. The decreases in the rates paid on these liabilities, the higher level of core deposits and the general interest rate decline were the primary factors producing the lower cost of funds.

XXX BEGIN TABLE HERE XXX

Net Interest Income Summary
For the Years Ended December 31,
(in thousands)
                                  1993             1992            1991
                               ------------------------------------------
Interest income                 $161,589         144,823         162,538
Fully taxable equivalent
 adjustments:
 Municipal securities              2,768           3,005           3,104
 Municipal notes                     175             145             148
 Dividends                           493             510             437
                               ------------------------------------------
 Total adjustments                 3,436           3,660           3,689
                               ------------------------------------------
Interest income - FTE            165,025         148,483         166,227
Interest expense                  60,548          63,067          87,989
                               ------------------------------------------
 Net interest income - FTE      $104,477          85,416          78,238
                               ==========================================
Net interest margin                4.87%           4.83%           4.63%
                               ==========================================
Average earning assets
 (in millions)                  $2,144.5         1,767.1         1,691.6
                               ==========================================


XXX BEGIN PAGE 42 HERE XXX

      The taxable equivalent net interest margin (NIM) is net interest income plus an adjustment for tax exempt income expressed as a percentage of average earning assets. The NIM is affected by the net interest spread, level of interest rates, amount of non-performing assets and the amounts of non-
interest bearing funds supporting earning assets. To maximize and maintain consistency of earnings, the Company endeavors to monitor and control interest rate risk. It is possible through Asset/Liability modeling to estimate the NIM and earnings impact of different interest rate scenarios.
Assuming the current mix and sensitivities of interest bearing assets and liabilities remains constant and historical relationships between rates on different products and investments reoccur, a 1% rise in short term interest rates would cause the Company's NIM to decline 1 basis point for the succeeding 12 months. A 3% rise would result in a 13 basis point decline. Conversely, a 1% decline in short term rates would result in a 4 basis point increase in the Company's NIM. For the year ended December 31, 1993, the NIM was 4.87%, up 4 basis points from the 4.83% reported a year earlier. NIM for the year ended December 31, 1992 was up 20 basis points from the 4.63% reported for the year ended December 31, 1991. Average earning assets increased 21.35% or $377.3 million for year ended December 31, 1993 when compared to the year ended December 31, 1992. The decreased cost of funds in 1993 coupled with this increase in average earning assets improved the net interest margin. Another significant contributor to the improvement in NIM was the decrease in non-performing assets of $4.3 million or 24.14% from 1992 to 1993, taking non-performing assets to the lowest level since before 1988.


PROVISION FOR CREDIT LOSSES
      In evaluating the adequacy of the allowance for loan losses, among the issues the Company examines are current economic conditions, results of quantitative analysis of the quality of commercial loans and commercial real estate loans, and the historical rate of charge-offs on all loan types. Various regulatory agencies, as a part of their examination process, periodically review each of the banks' allowances for losses on loans and real estate owned. Such agencies may require the banks to recognize additions to the allowances based on their judgments of information available to them at the time of their examination.
      The provision for credit losses is the amount charged against current earnings which management believes is necessary to maintain the allowance at an adequate level at a point in time, after giving consideration to potential problem credits, the collateral adequacy of loans, net charge-offs, asset quality measures, size of the loan portfolio and general economic conditions and trends. The provision for credit losses for the year ended December 31, 1993 was $6.8 million, a decrease of 14.68%, compared to $8.0 million for the year ended December 31, 1992. The provision for the year ended December 31, 1991 was $8.9 million. This provision reflects the continued growth in loans, including mortgage loans held for resale, in 1993 of $158.7 million or 12.5% exclusive of the Eastover acquisition.

XXX PAGE 43 HERE XXX

NON-INTEREST INCOME
       One  of  the  Company's  key long-term strategies  has  been  to  seek additional  sources  of  non-interest revenue.  The  growth  in  non-interest income  has  become  an  increasingly important component  of  the  Company's profitability, given the uncertainty of future loan demand and increased competition from nontraditional sources.
       Non-interest income includes fees for trust services, mortgage loan servicing fees, income from broker/dealer services, service charges on deposit accounts and many other retail products. Non-interest income for the year ended December 31, 1993 increased 21.71% or $5.5 million compared to the year ended December 31, 1992. Non-interest income for the year ended December 31, 1992 increased 26.62% from 1991.
      The low interest rate environment continues to enhance non-interest income through non-bank subsidiaries' earnings, which are the primary contributing factors to the increase. Sunburst Mortgage Corporation has substantially increased the Company's level of activity in the mortgage loan origination and servicing area. Sunburst Mortgage is engaged in the creation of and purchasing of one to four family residential mortgage loans. Sunburst Mortgage pools the loans to be sold as mortgage-backed securities to GNMA, FNMA, and FHLMC. Interest rate risk is mitigated by hedging using forward sales of mortgage-backed securities as well as option contracts on U.S. Government securities. Servicing rights are retained by Sunburst
Mortgage subsequent to loan sales. Sunburst Mortgage earns a fee on its servicing portfolio, which is a major source of its earnings. The mortgage company contributed to non-interest income, with an increase in revenue to $5,090,000 for the year ended December 31, 1993, from $2,526,000 for the same period in 1992. The mortgage servicing portfolio increased to $782 million at December 31, 1993, from $445 million at December 31, 1992. Net income for Sunburst Mortgage was $1,351,000 for the year ended December 31, 1993 compared to $1,039,000 for the year ended December 31, 1992. Sunburst Financial Group, Inc. is a full service broker dealer and registered investment advisor. Sunburst Financial Group provides a broad range of brokerage services primarily to retail clients in its market area. These services include investment advice as well as the purchase and sale of stocks, bonds, mortgage-backed securities, U.S. Government securities, mutual funds, unit investment trusts and other investment vehicles. Sunburst Financial Group's contribution to non-interest income increased from
$2,104,000 for the year ended December 31, 1992 to $2,804,000 for the year ended December 31, 1993, while its net income for the year ended December 31, 1993 was $258,000 compared to $225,000 for the year ended December 31, 1992. These new subsidiaries are affording the Company the ability to generate fee income from non-traditional bank sources of revenue.
      During November of 1993, Sunburst Bank, Mississippi rolled out a proprietary mutual fund, the Sunburst Short-Intermediate Government Bond Fund. Sunburst Bank, Mississippi serves as investment advisor to the fund. The bank's investment department manages the fund's assets on a day-to-day basis, thereby taking advantage of significant economies of scale. Investment strategy will be centered around the desire to maximize returns and provide investors with a stable net asset value.
     Trust services income increased 6.28% from 1992 to 1993 and 17.08% from 1991 to 1992. These increases are primarily the result of fee increases. Total trust assets under management at December 31, 1993 were $695 million, an increase of 13.01% from the $615 million in assets under management at December 31, 1992. The number of accounts under management has decreased from 2,046 at December 31, 1992 to 2,005 at December 31, 1993. The largest area of activity was in the management of estates and personal trusts.

XXX BEGIN PAGE 44 HERE XXX

      Service charges on deposit accounts were another area of increased earnings. Revenue from deposit accounts increased to $17,258,000 for the year ended December 31, 1993, compared to $14,255,000 for the year ended December 31, 1992 and $13,758,000 for the year ended December 31, 1991. The increase in 1992 was largely attributable to the change in rate structure late in 1991. The increase in 1993 can be attributed partly to the acquisition of deposits from Eastover.
      Losses on the sale of investment securities for the year ended December 31, 1993 were $237,000 compared to gains of $656,000 for the year ended December 31, 1992 and losses of $767,000 for the year ended December 31, 1991. The gains in 1992 were predominately from the sale of securities which were classified by the bank regulatory authorities in the April 1992 examination as less than investment grade. The examination concluded that these securities were "highly speculative" and were considered unsuitable investments unless they were classified as held for sale or acquired as a designated hedge for specific interest rate risks.
    Details of non-interest income components are presented below:

XXX BEGIN TABLE HERE XXX

Analysis of Non-Interest Income
For the Years Ended December 31,
(in thousands)
                                    1993         1992         1991
                                  ---------------------------------
Commission income -
  Sunburst Financial Group        $ 2,673        2,079         737
Sunburst Mortgage Corporation
  Origination fees                  1,859        1,012         360
  Servicing income                  1,609          866         443
Trust fee income                    1,905        1,792       1,531
Service charges on deposit
  accounts                         17,258       14,255      13,758
Other service charges,
  commissions, fees                 4,524        3,746       3,490
Security gains (losses)              (237)         656        (767)
Other                               1,244          929         456
                                  ---------------------------------
                                  $30,835       25,335      20,008
                                  =================================

NON-INTEREST EXPENSE
     During recent years, the banking industry has put an increasing emphasis on expense control and improving its efficiency and, ultimately, its profitability. The Company has responded to the need for improved efficiency by emphasizing its commitment to expense control. One of the measures of the Company's success is the improvement in its efficiency ratio from 67.38% for the year ended December 31, 1992 to 66.04% for the year ended December 31, 1993. The efficiency ratio for the year ended December 31, 1991 was 70.10%. The efficiency ratio is non-interest expenses divided by tax-equivalent net interest income plus non-interest income. Non-interest expense increased 19.7% or $14.7 million for the year ended December 31, 1993 compared to $5.8 million or an 8.35% increase from 1991 to 1992.
    In 1990, the Company established an allowance for possible losses of $1.8 million on taxable municipal investment securities, and increased the allowance for these securities in 1991 by $1.0 million. By December 31, 1991, the Company had sold the specific securities for which the allowance was established at a loss of $1,062,000, net of the allowance.

XXX BEGIN PAGE 45 HERE XXX

     Salaries and benefits, the single largest component of non-interest expense, increased 23.31% or $9,214,000, compared to the year ended December 31, 1992. The increase is largely attributable to increased salary expense from the Eastover acquisition and increased staff cost to support the two subsidiaries. Of this increase for 1993, $566,000 is attributable to Sunburst Financial Group, Inc. and $1,246,000 is attributable to Sunburst Mortgage Corporation. The balance of the increase is attributable to the addition of the Eastover employees and normal merit increases. The number of full time equivalent employees for the Company has increased to 1,657 at December 31, 1993, from 1,382 at December 31, 1992 (227 of this increase is attributable to the Eastover acquisition). Furniture and equipment expense was up in 1993 by 22.57% principally due to the increase in number of locations and increased computer costs from the Eastover acquisition. Occupancy expense was up 20.49% primarily due to the addition of 29 banking facilities acquired with the Eastover acquisition.

TAXES
      Income tax expense consists of provisions for federal and state income taxes. Applicable income taxes were $11,087,000 for the year ended December 31, 1993, compared to $6,250,000 for the year ended December 31, 1992 and $3,999,000 for the year ended December 31, 1991. This increase in taxes was due in part to provisions for state income taxes. In prior years, the Company had made no provisions for state income taxes due to the utilization of state net operating loss carry forwards. The statutory federal income tax rates for 1993, 1992 and 1991 were 35%, 34% and 34%, respectively. The Company's income tax expense as a percentage of pretax income is different from these statutory tax rates because of the effect of tax-exempt income, various nondeductible expenses and the impact of alternative minimum taxes, including carry forward credits. The Company's effective tax rate was 31.06% for the year ended December 31, 1993, 25.54% for the year ended December 31, 1992 and 23.86% for the year ended December 31, 1991.
      The Financial Accounting Standards Board (FASB) issued SFAS No. 109, "Accounting for Income Taxes", that superseded SFAS No. 96 and changed the criteria for recognition and measurement of deferred taxes. The emphasis in accounting for deferred income taxes changed from an income statement approach to a balance sheet approach, thereby ensuring the proper accrual of the appropriate asset or liability for deferred taxes. The Company adopted SFAS No. 109 on January 1, 1993, and subsequently recorded previously unrecognized tax benefits of $781,000. On August 10, 1993 the 1993 Tax Act was signed into law. This law involves a change in the corporate income tax rate structure. Management has revised its SFAS No. 109 calculation to incorporate the changes required as a result of the 1993 Tax Act. The effect of these changes is not material to the Company's financial condition.


FINANCIAL CONDITION

LOANS
     The Banks' loan portfolio represents the largest single component of the Company's earning asset base. Average loans outstanding increased 28.32% over the December 31, 1992 level. Of the $320.7 million increase in average loans, $176.7 million is attributable to the Eastover acquisition and $144 million is attributable to growth. At December 31, 1993, the Company did not have any concentrations of loans or other interest-earning assets in excess of 10% of total loans or other interest-earning assets outstanding.

XXX BEGIN PAGE 46 HERE XXX

XXX BEGIN TABLE HERE XXX

Loans By Type
December 31,
(in thousands)
                                1993      1992      1991     1990      1989
                             ------------------------------------------------
Construction & land
 development               $   72,392    41,179    27,624    27,250    29,158
Secured by farmland            37,249    28,186    21,995    21,272    11,481
Secured by 1-4 family
 Revolving open end            27,979    22,855    20,757    19,431    16,928
 Secured by 1st liens*        440,367   345,545   294,170   271,707   251,940
 Secured by 2nd liens          22,923    35,177    31,457    18,207    15,824
Secured by multifamily         37,361    23,423    13,115     8,623     2,194
Secured by non-farmland,
  non-residential             262,491   197,045   170,795   153,647   102,192
Loans to U.S. banks             2,246         0     1,446     7,089     1,809
Loans to finance
  agricultural production      41,910    32,910    34,337    33,109    40,509
Commercial and industrial     389,620   322,784   294,413   333,685   345,252
Loans to individuals
 Credit cards                   6,230     5,493     5,618     5,706     5,086
 All other consumer and
  installment                 247,355   179,628   169,448   185,154   194,432
Tax exempt loans - states
  & political subdivisions      8,966     6,163     4,281     4,962     7,860
All other loans                37,407    24,623    17,302    16,162    20,561
Lease financing receivables         0         0        40       203       580
                            -------------------------------------------------
Total (net of unearned)    $1,634,496 1,265,011 1,106,798 1,106,207 1,045,806
                            =================================================
*Includes Mortgage loans held for resale

      From 1992 to 1993 loan growth, including mortgage loans held for resale amounted to $369.5 million or a 29.21% increase. Approximately $210.8 million in loans were acquired from Eastover and accounted for 56.8% of the increase. The primary growth occurred in first mortgages on single family residences ($94.8 million). As a general practice, floating rate mortgages are held within the loan portfolio and fixed rate mortgage loans generated by the
Mortgage Company are packaged for sale and are hedged to guard against interest rate swings. Loans to individuals, including installment loans, increased $68.5 million. Approximately $41 million of the installment loan growth was through acquired loans. Other growth types include commercial and industrial loans of $66.8 million. This loan type comprises 23.8% of the total portfolio. Loans secured by non-farm, non-residential, which largely consist of commercial real estate or income producing properties, increased $65.4 million. This component comprises 16.1% of the total portfolio. Construction and land development loans increased $31.2 million. This category comprises 4.4% of the total portfolio. Internal growth excluding acquired assets was approximately 12.5% for the year.

XXX BEGIN PAGE 47 HERE XXX

       The table below shows the maturity distribution of commercial, financial, agricultural and real estate construction loan portfolios of the Banks as of December 31, 1993.

XXX BEGIN TABLE HERE XXX

Maturity Distribution
(in thousands)
                           1 Year         1-5          Over 5
                           or Less       Years         Years        Total
                         -------------------------------------------------
Commercial, financial
  & agricultural         $ 318,885      259,060        193,503     771,448
Real estate -
  construction              49,018       15,904          7,470      72,392
                         -------------------------------------------------
                         $ 367,903      274,964        200,973     843,840
                         =================================================

CREDIT QUALITY AND CREDIT RISK MANAGEMENT
      Inherent in the business of providing financing alternatives to our customers are the risks involved in extending credit. Management believes that strong credit policies and guidelines, good underwriting, and constant supervision and servicing are needed to insure a sound and profitable loan portfolio. These are the primary factors that control risk and thereby insure safety and profitability for our depositors and stockholders. Risk reduction is achieved through diversity in the portfolio as to type, geographic location, industry and borrower. Credit policies are determined by carefully evaluating current economic, financial, regulatory and market factors based on the objectives and strategies of the Company. Policies are prepared by the Asset Quality Groups of Sunburst Bank, Mississippi and Sunburst Bank, Louisiana. These policies are recommended for approval by the Senior Loan Committees of both subsidiaries to the Directors' Loan Review Committees, comprised of members of the respective boards of directors, which approve the policies and guidelines and review credit quality and compliance with policy on a quarterly basis. Asset review staffs, independent of the lending functions, continually evaluate the loan portfolio for adherence to established quality standards and compliance with policy and to determine if the loans are collectible. Credit Administrators are assigned to the different lending units but report to the Asset Quality Group. Prior to the making of the loans over set amounts, Credit Administrators review, assist in underwriting and insure that those loans are made in compliance with policy.
      The Company's Audit and Loan Review Committee and Executive Committees, comprised of members of the Company's Board, also inspect the findings of the loan reviews provided by the respective asset review staffs. Further, these committees monitor quality trends and approve allowance for credit loss adequacy and provision amounts on a quarterly basis. The Asset Quality Group is also utilized in determining loan portfolio quality for any potential acquisitions.
      In order to manage the credit risk of the commercial, single family mortgage and installment loan portfolios, loans and blocks of loans are internally assigned a grade ranging from A to F, depending on the financial condition, the status of payments or collateral on the loans. Grades are assigned at the inception of the loans, reviewed regularly by the assigned loan officer and by the Asset Quality personnel. The preponderance of the Banks' loans are rated C, denoting standard and acceptable risk. Installment loans are rated at inception, but, later are graded by past due status as a group. At year-end approximately 90% of the Company's subsidiaries loan portfolios were graded C. Below is a table reflecting the amounts of loans classified in categories that are considered to have less than acceptable risk.

XXX BEGIN PAGE 48 HERE XXX

XXX BEGIN TABLE HERE XXX

Internally Graded Loans
December 31,
(in thousands)
                                      1993           1992            1991
                                  ----------------------------------------
D Grade                           $  15,011          15,999         20,612
E Grade (Classified)                 27,063          19,032         35,850
F Grade (Classified)                  5,491          10,307          7,667
                                  ----------------------------------------
  Total Graded Loans              $  47,565          45,338         64,129
                                  ========================================
Total Classified/Net Loans            2.09%           2.32%          3.93%
Total Graded/Net Loans                3.05%           3.58%          5.79%

     Internally graded loans have increased slightly in 1993 over 1992. As a percent of total loans, graded loans have decreased since 1990. Approximately $7.5 million in loans acquired from Eastover were graded as a result of findings by the Asset Review department. The decrease can be attributed to management's continued efforts to recognize problems early and take action to resolve the problems.
     The Asset Quality Group continuously monitors the entire loan portfolio, classifying troubled credits and determining loss exposure and risk levels in order to set the provision for loan losses on a monthly basis. Risk weightings are assigned, and reserves are allocated to the entire portfolio. General reserves are allocated to the performing portion of the portfolio, and specific reserves are allocated on the non-performing and classified loans. The allowance for credit losses reflects management's judgment as to the level considered appropriate to absorb potential losses in the portfolio based on a review of factors that include individual loans, historic loss experience, internally graded loan trends, non-performing loan trends, loan growth factors, economic factors and portfolio diversity. While all credit quality trends in the Company continue to show positive tendencies, management has ongoing concerns about the strength of the economy, particularly within certain market areas. Since the end of 1992, the allowance for loan losses has increased $8.3 million or 34.15% to $32.7 million, including a $4.9 million reserve transferred with the purchase of the Eastover assets. Management believes that it was prudent to continue to increase the allowance, given the uncertainty surrounding national and state economics and its commitment to sound, conservative banking practices. The allowance currently approximates 2.10% of total loans outstanding compared to 2.03% a year earlier. Because the current economic recovery is predicted to produce only modest economic growth at both national and state levels during 1994, management will continue to take a prudent approach to evaluating the adequacy of the allowance for loan losses.

XXX BEGIN PAGE 49 HERE XXX

The following table presents the components of the allowance for credit losses at December 31, 1989 through 1993. Management has allocated the allowance for credit losses by category of loans at December 31, 1992 and 1993 based on the internal grading system described above. The breakdown for the years ended December 31, 1989 through 1991 is based on the percentage of loans by type to total loans (in thousands).

XXX BEGIN TABLE HERE XXX
                                       1993               1992               1991               1990                1989
                             ----------------------------------------------------------------------------------------------------
                               Allowance   % of     Allowance   % of    Allowance   % of    Allowance   % of    Allowance   % of
                                   $       loans        $       loans       $       loans       $       loans       $       loans
                             ----------------------------------------------------------------------------------------------------
Commercial,financial,
 & agriculture                  $15,616     48%      11,223       48      9,643       49       8,151      51      7,115       47
Real estate-construction          1,404      4%         411        3        496        2         398       2        412        3
Real estate-mortgage              4,368     30%       5,249       32      5,747       31       4,531      28      4,030       27
Installment loans to
 individuals                      4,004     16%       2,323       15      3,273       16       2,932      17      3,037       20
Lease financing                       0      0%           0        0          0        0           3       0          8        0
Other                             7,357      2%       5,206        2        388        2         309       2        401        3
                             ----------------------------------------------------------------------------------------------------
Total                           $32,749    100%      24,412      100     19,547      100      16,324     100     15,003      100
                             ====================================================================================================


XXX BEGIN PAGE 50 HERE XXX

XXX BEGIN TABLE HERE XXX

Credit Experience Summary
For the Years Ended December 31,
(in thousands)
                                              1993      1992      1991      1990     1989
                                           -----------------------------------------------
Allowance for loan losses:
Beginning  of  year                         $24,412    19,547    16,324    15,003    13,115
Reserves of acquired banks                    4,962         0         0         0         0
Provision  for credit losses                  6,815     7,988     8,922     7,042    11,592
Charge-offs:
   Commercial, financial & agricultural       2,160     1,724     4,172     3,082     6,552
   Real  estate - construction                   31        50        49       228       388
   Real  estate - mortgage                      377       703       667     1,629     1,234
  Installment loans to
    individuals                               2,085     1,830     2,315     2,402     1,759
   Lease financing                                0         0        44         0        22
   Other                                        177       143       446       838       848
                                            ------------------------------------------------
    Total  charge-offs                        4,830     4,450     7,693     8,179    10,803
Recoveries:
   Commercial, financial & agricultural         470       495     1,082     1,485       432
   Real estate - construction                    10         0        40         0         0
   Real  estate - mortgage                       77        43       126       128       167
  Installment loans to
    individuals                                 817       731       591       668       310
   Lease financing                                0        25         9         8        43
   Other                                         16        23       146       169       147
                                            ------------------------------------------------
    Total  recoveries                         1,390     1,327     1,994     2,458     1,099
                                            ------------------------------------------------
Net  Charge-offs                              3,440     3,123     5,699     5,721     9,704
                                            ------------------------------------------------
End  of  year                               $32,749    24,412    19,547    16,324    15,003
                                            ================================================
Average  loans  (in millions)               $1,511.9  1,180.5   1,083.6     987.5     848.3
                                            ================================================

Allowance to loans
   (net  of  unearned income)                  2.10%     2.03      1.81      1.48      1.43
Net charge-offs to loans
   (net  of  unearned income)                  0.22%     0.26      0.53      0.52      0.93

      A measure of asset quality in the financial industry is the level of non-performing assets in the portfolio. Non-performing assets consist of loans or securities on which interest is no longer accruing (non-accrual), certain restructured loans where the interest rate or other terms have been renegotiated and other real estate that includes in-substance foreclosures. From 1992 to 1993, non-performing assets decreased 24.14% and 13.77% from
1991 to 1992. The coverage rate of allowance for credit losses to non-performing assets increased from 1.35:1 to 2.41:1 from 1992 to 1993. The coverage rate for 1991 was .94:1. The decrease in non-performing assets is a significant benefit realized by the Company, and the result of management's aggressive identification of and early intervention with regard to potential problem assets. The following table sets forth information concerning the non-performing assets of the Company.

XXX BEGIN PAGE 51 HERE XXX

XXX BEGIN TABLE HERE XXX

Non-performing Assets
For the Years Ended December 31,
(in thousands)
                                1993      1992     1991      1990     1989
                              ---------------------------------------------
Non-accrual loans             $ 2,770    4,905     4,272    10,211   11,084
Past due loans*                 4,126    1,801     2,478     4,837    4,068
Restructured loans              1,253    1,803     1,613     2,675    2,535
                              ---------------------------------------------
 Total non-performing loans     8,149    8,509     8,363    17,723   17,687
Other real estate               3,692    6,685    10,259    11,346    5,148
In-substance foreclosures       1,430    2,464     1,963     2,464        0
Other assets                      323      263       197       374      271
                              ---------------------------------------------
 Total non-performing
   assets                     $13,594   17,921    20,782    31,907   23,106
                              =============================================

Non-performing loans to
 total loans (net of
 unearned income)               0.52%     0.71     0.77      1.60     1.69
Non-performing loans plus
 foreclosed real estate
 and other assets to total
 loans (net of unearned
 income)                        0.87%     1.49     1.93      2.88     2.21
Non-performing loans plus
 foreclosed real estate
 and other assets excluding
 past due loans to total
 loans (net of unearned
 income)                        0.61%     1.34     1.70      2.45     1.82

*Loans that are 90 days or more past due as to principal and interest and not yet on non-accrual status.

      In the normal course of business, management becomes aware of possible credit problems in which borrowers exhibit potential inability to meet the contractual terms of their loans, but do not currently meet the criteria for non-accrual or charge-off status. Historically, some of these loans are ultimately placed on non-accrual status, restructured, or charged-off. At December 31, 1993, 411 loans totaling $29.7 million were identified as potential problem loans.

XXX BEGIN PAGE 52 HERE XXX

INTEREST RATE SENSITIVITY
     Interest rate sensitivity is a function of the repricing characteristics
of  the  Company's  portfolio of earning assets and liabilities.   This  rate
sensitivity  is measured as the difference between the volume of  assets  and liabilities  from  the  Company's existing  portfolio  that  are  subject  to
repricing  in a future period of time.   While interest rate sensitivity  has
an effect on earnings, it is also an indicator of a company's liquidity position, as the sensitivity "gap" reflects the ability to match the repricing, or maturity intervals of assets and liabilities so as not to be overly sensitive to fluctuating interest rates.
      Through the Company's Asset Liability Management Committee, the Company manages its interest rate sensitivity to control exposure of net interest income to risks associated with interest rate movements and maturities of interest earning assets and interest bearing liabilities and to achieve consistent growth in net interest income. This executive level committee, by analysis of various projections of a variety of interest rate scenarios as well as maturity schedules, pricing alternatives, growth projections and asset and liability mix, makes informed decisions that are designed to increase the Company's income, while limiting, to the extent practicable, exposure to interest rate risk.
      The table below shows the contractual maturities and weighted average yields as of the latest period for each investment category.

XXX BEGIN TABLE HERE XXX

December 31, 1993
(in thousands)
                                                         Maturing
                              -----------------------------------------------------------------
                                Within  1  Yr.      1-5 Years      5-10  Years    After 10 Yrs.
                              -----------------------------------------------------------------
                               Amount   Yield    Amount  Yield   Amount  Yield   Amount  Yield
                                 $        %        $       %       $       %       $       %
                              -----------------------------------------------------------------
U.S.  Treasury                 $29,975   4.65%   70,240   4.38        0   0.00    4,415   9.00
Other U.S. Government
  agencies  & corporations      25,656   7.31    44,833   4.45    3,110   3.75        0   0.00
Mortgage-backed  securities          0   0.00    29,348   5.95    8,831   8.23  129,353   6.07
States & political
   subdivisions  (1)             5,713   5.95    20,784   6.19   14,561   6.47   32,147   8.34
Other                                5   5.40    17,265   7.31      115   7.24   19,126   6.28
                              -----------------------------------------------------------------
Total  or  average yield       $61,349   5.88%  182,470   5.13   26,617   6.74  185,041   6.56
                              =================================================================

(1) The yield on obligations of state and political subdivisions has been adjusted to a tax-equivalent basis. The yield on preferred stocks included in other investment securities has been adjusted to a tax-equivalent basis. A 35% federal tax rate was used in the computation of the yields.

     The interest sensitivity of the loans is important in the management of effective interest differential. The Company attempts to manage the relationship between the rate sensitivity of its assets and liabilities to produce an effective interest differential that is not significantly impacted by the level of interest rates. At December 31, 1993, the Company had $552.6 million in fixed rate loans that were due after one year and $486.9 million in variable rate loans that were due after one year.
     Two principal measures on interest rate risk are gap analysis and market valuation of the investment securities portfolio. The following table shows the interest rate sensitivity gap position at December 31, 1993. This table provides a partial, static view of the Company's interest rate sensitivity at a specific point in time, using contractual repricing and maturity of assets and liabilities where possible and management repricing assumptions for liabilities with indeterminate contractual maturities.

XXX BEGIN PAGE 53 HERE XXX

      The other principal measure of interest rate sensitivity, market valuation risk, reflects the impact that changes in interest rates have had on the market value of the investment securities portfolio. The difference in the book value and approximate market value of total investment securities at December 31, 1993 was represented by gross unrealized gains of approximately $17,935,000 and gross unrealized losses of approximately $1,050,000.

XXX BEGIN TABLE HERE XXX

For the Year Ended December 31, 1993
(in thousands)
                                                               INTEREST  RATE  SENSITIVITY
                                     ------------------------------------------------------------------------------
                                      Three  months    Three to       One  to      Five to     Ten Years
                                        or Less     Twelve months   Five Years    Ten Years     and Over      Total
                                     ------------------------------------------------------------------------------
INTEREST EARNING ASSETS
Interest-bearing deposits
   with banks                          $      0             28              0            0            0          28
Federal  funds sold                      25,000              0              0            0            0      25,000
Securities  held for sale               120,101              0              0            0            0     120,101
Investment  securities                   45,611         39,982        155,207       19,512       27,633     287,945
Mortgage-backed  securities              29,806         26,409        108,337        2,980            0     167,532
Loans                                   615,407        466,515        420,981       81,047       59,553   1,643,503
                                     ------------------------------------------------------------------------------
Total  Earning  Assets                 $835,925        532,934        684,525      103,539       87,186   2,244,109
                                     ==============================================================================

INTEREST-BEARING LIABILITIES
Interest-bearing  deposits             $ 60,747        546,725              0            0            0     607,472
Savings  deposits                             0        165,814              0            0            0     165,814
Time  deposits<$100,000                 281,045        279,098        198,008        1,191            0     759,342
Time  deposits>$100,000                 125,819         85,674         35,795          250            0     247,538
Federal  funds purchased                  6,200              0              0            0            0       6,200
Securities sold under
   repurchase agreements                 24,342              0              0            0            0      24,342
Other  borrowed funds                         0              0          2,868       10,074            0      12,942
                                     ------------------------------------------------------------------------------
Total Interest-Bearing
    Liabilities                        $498,153      1,077,311        236,671       11,515            0   1,823,650
                                     ==============================================================================

Net  Repricing  Gap                    $337,772       (544,377)       447,854       92,024       87,186     420,459
Net Repricing Gap as a
  Percentage of Total
   Assets                                 13.86%        (22.35)         18.38         3.78         3.58       17.26
Cumulative  Gap                        $337,772       (206,605)       241,249      333,273      420,459           0
Cumulative Gap as a
  Percentage of Total
   Assets                                13.86%          (8.48)          9.90        13.68        17.26        0.00


XXX BEGIN PAGE 54 HERE XXX

LIQUIDITY
      Liquidity is the ability to raise cash quickly when funds are needed. The needs for liquidity are best met by a strong customer base, the ability to readily purchase funds from reliable sources, and the ability to liquidate short term marketable securities. The Company has historically funded its liquidity requirements with funds generated from operations, including new deposits and proceeds from the repayments of loans and investments. The Company also enhances liquidity by the retention of earnings and adequate capital. The Asset/Liability Committee sets minimum liquidity requirements and monitors the Company's adherence to these goals on a monthly basis.
      Core deposits expressed as a percentage of total assets were 80.14% at December 31, 1993, 79.94% for 1992 and 78.03% for 1991. Volatile
liabilities, defined as the sum of time deposits over $100,000, foreign deposits, federal funds purchased and securities sold under agreements to repurchase, and other liabilities for borrowed money, as a percentage of total assets was 11.41% at December 31, 1993, compared to 11.52% at December 31, 1992 and 14.04% at December 31, 1991. Temporary investments as a percentage of total assets decreased to 6.99% at December 31, 1993, compared to 8.53% at December 31, 1992 and 10.74% at December 31, 1991. The Company's volatile liability dependence ratio, (which compares volatile liabilities less temporary investments to net loans, plus lease-financing receivable and investment securities with remaining maturities or earliest repricing opportunities of less than one year, including equity securities), was 5.31% at December 31, 1993, an increase from 3.69% at December 31, 1992.
      Parent company liquidity is also important to GSSC. Cash requirements at the parent company level are met primarily with dividend payments from its subsidiary banks. The double leverage ratio is the parent company's investment in subsidiaries divided by total consolidated equity. This ratio measures the degree that parent company equity supports investment in subsidiaries. The Company's double leverage ratio as of December 31, 1993 was 97.55% compared to 97.26% as of December 31, 1992 and 96.75% as of December 31, 1991.


SECURITIES
      The investment securities portfolio is the second largest component of the Company's earning asset base. When securities are purchased, primarily debt securities, they are classified as investment securities and are carried at cost adjusted for amortization of premiums and accretion of discounts, if the Company has the intent to hold such securities on a long-term basis or until maturity. If it is the Company's intent at the time of purchase or during any subsequent reporting period to sell securities prior to maturity, such securities are reclassified and are transferred to a "Held for Sale" category at the lower of cost or market. Also, from time to time, the Company might identify securities that it intends to use as a part of its asset/liability strategy to respond to changes in interest rate and/or prepayment risk or to increase liquidity or regulatory capital. At identification date, these securities are also transferred to "Held for Sale" and subsequently carried at the lower of cost or market.
      Acquired in the purchase of selected net assets of Eastover were $122.3 million in investment securities, of which $16.8 million in mortgage-backed U.S. Government agency securities were sold within three weeks after the March 1, 1993, acquisition date. Total securities increased 15.26% or $76.2 million from December 31, 1992, to December 31, 1993. Management takes a conservative approach in the investment portfolio by changing the mix and maturity as it reinvests maturing securities. This has been done by increasing the percentage of Treasury and agency securities and by decreasing holding of other securities while shortening average maturities. The investment in corporate securities has increased from the first quarter of 1992. These investments consist principally of adjustable rate money market preferred instruments. The following table reflects the mix of the investment portfolio, including securities held for sale, for the last three years (in thousands):

XXX BEGIN PAGE 55 HERE XXX

XXX BEGIN TABLE HERE XXX
                                  1993             1992             1991
                              -----------------------------------------------
                              Average          Average         Average
                              Balance   %      Balance   %     Balance   %
                              -----------------------------------------------
U.S. Treasury securities     $131,574  21.51    99,997  18.48   69,188  13.01
Securities of other U.S.
  government agencies and
  corporations                311,163  50.87   231,529  42.78  212,761  40.01
Obligations of state and
  political subdivisions       77,876  12.73    87,652  16.20   97,869  18.41
Other securities               49,153   8.03    84,582  15.63  135,244  25.43
Corporate stock                41,976   6.86    37,376   6.91   16,699   3.14
                              -----------------------------------------------
Total investment securities  $611,742 100.00   541,136 100.00  531,761 100.00
                              ======= ======   ======= ======  ======= ======

DEPOSITS
      Managing the mix and repricing alternatives of invested funds is an important factor affecting the NIM. Strategies for managing the cost and source of funds have to be flexible enough to meet needs in a changing interest rate environment. Management's strategy has been to increase core deposits as a percentage of total funds sources and to reduce the Company's dependence on more volatile short-term borrowings, principally federal funds purchased and securities sold under repurchase agreements. Average interest-bearing deposit liabilities as a percentage of average funds sources were 81.53% for the year ended December 31, 1993 compared to 82.95% for the year ended December 31, 1992 and 84.63% for the year ended December 31, 1991. Average non-interest bearing deposits increased $85.5 million or 31.8% for the same period. Average interest bearing deposits increased 19.25% or $283.7 million from 1992 to 1993, 2.03% or $29.3 million from 1991 to 1992, and 2.76% or $38.8 million from 1990 to 1991. The general decline in interest rates has caused depositors to shorten their time horizons and shift their deposits from longer term to shorter term savings instruments.
      Average certificates of deposit increased by $96.1 million for the year ended December 31, 1993, compared to the same period in 1992. This was predominately the result of the Eastover acquisition. Average certificates of deposit decreased 11.88% from 1991 to 1992 and 2.48% from 1990 to 1991. The average rate paid on these certificates of deposit decreased to 3.79% for 1993, from 4.73% for 1992 and 6.48% for 1991. The total cost of interest-bearing liabilities has averaged 3.36%, 4.18%, and 5.96% for the years ended December 31, 1993, 1992, and 1991, respectively. Interest-free funds supported 16.51% of average earning assets for the year ended December 31, 1993 compared to 15.20% for 1992 and 13.57% for 1991.
      The following table shows time deposits of $100,000 and over, including certificates of deposits of $100,000 and over at December 31, 1993 by maturity (in thousands).

         Three months or less                        $ 126,941
         Over three months through six months           63,010
         Over six months through twelve months          21,541
         Over twelve months                             36,046
                                                      --------
         Total                                       $ 247,538
                                                      ========

XXX BEGIN PAGE 56 HERE XXX

CAPITAL ADEQUACY
      Strong capitalization is fundamental to the successful operation of a banking organization. The Company seeks to maintain a level of capital flexible enough for profitable growth opportunities, consistent with management's goal of building stockholder value, at a level adequate to minimize FDIC insurance premiums and to provide stability in uncertain economic conditions. The Company utilizes a variety of measures to evaluate capital adequacy. The Company's equity to asset ratio at December 31, 1993, was 7.15%, down from the 7.40% reported at December 31, 1992, and up from the 6.94% reported at December 31, 1991. The Company and its subsidiaries comply with applicable regulatory capital requirements.
      Other indicators of adequate capital are represented by average equity to assets and average equity to net loans. The Company's average equity to asset ratio for 1993 was 6.98%, down from the 7.16% reported in 1992 and up from the 6.84% reported in 1991. The average equity to loan ratio was 11.23%, 12.23% and 11.87% for 1993, 1992, and 1991, respectively. The
Company's total risk-based capital ratio as of December 31, 1993, is 11.78% and the leverage ratio is 7.11%. These capital ratios exceed the required 8.00% total risk-based capital ratio and the 3.00% required leverage ratio.
      The Company's qualifying capital at December 31, 1993 is shown in the following table (in thousands):

Tier I:
  Common stockholders' equity                               $  112,458
  Undivided profits and capital reserves                        61,690
  Goodwill                                                      (1,932)
  Net unrealized loss on marketable equity securities              (76)
                                                               -------
Total Tier I capital                                           172,140
                                                               =======
Tier II:
  Allowance for credit losses                                   20,608
                                                               -------
Total Tier II capital                                           20,608
                                                               -------
Total qualifying capital                                       192,748
                                                               =======
Risk-weighted assets                                        $1,610,379
Risk-weighted off-balance sheet exposure                        26,154
                                                             ---------
Total risk-weighted assets and off-balance sheet exposure   $1,636,533
                                                             =========
Tier I capital ratio                                             10.52%
Total capital ratio                                              11.78%
Leverage ratio                                                    7.11%

XXX BEGIN PAGE 57 HERE XXX

STOCK INFORMATION
      The Company's common stock is traded in the over-the-counter market under the NASDAQ symbol "GSSC". The following table sets forth the range of high and low prices for the Company's common stock as reported by the NASDAQ National Market System. The Company had 5,951 shareholders of record at December 31, 1993. These quotations represent prices between dealers, do not include retail mark-ups, mark-downs, or commissions and do not necessarily represent actual transactions.

XXX BEGIN TABLE HERE XXX
- ------------------------------------------------------------  -------------
                                 High            Low            Dividends
- ------------------------------------------------------------  -------------
1993 - First Quarter            $25.00           19.75              0.15
       Second Quarter            25.25           19.875             0.17
       Third Quarter             24.75           22.75              0.20
       Fourth Quarter            26.75           23.00              0.20


1992 - First Quarter            $22.00           15.00              0.15
       Second Quarter            16.50           14.75              0.15
       Third Quarter             17.75           15.25              0.15
       Fourth Quarter            20.50           15.50              0.15


RECENT DEVELOPMENTS
      The FASB has issued Statement 114, "Accounting by Creditors for Impairment of a Loan". This statement requires that impaired loans that are within the scope of the statement be measured on the present value of expected future cash flows, discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. This statement amends FASB Statement No. 5, "Accounting for Contingencies" and FASB Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings". This Statement applies to financial statements for fiscal years beginning after December 15, 1994. The Company has not made a determination as to the effect of the adoption of this statement on the financial condition of the Company.
      The  FASB  has  also  issued  Statement 115,  "Accounting  for  Certain
Investments in Debt and Equity Securities". This statement requires investments to be classified in three categories and to be accounted for as follows: (i) debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity. This statement supersedes FASB Statement No. 12, "Accounting for Certain Marketable Securities" and amends FASB Statement No. 65, "Accounting for Certain Mortgage Banking Activities". This statement is effective for years beginning after December 15, 1993, and is not expected to have a material impact on the financial position of the Company.

XXX BEGIN PAGE 58 HERE XXX

XXX BEGIN TABLE HERE XXX

            GRENADA SUNBURST SYSTEM CORPORATION AND SUBSIDIARIES
                           DISTRIBUTION OF ASSETS,
                    LIABILITIES AND STOCKHOLDERS' EQUITY
                  INTEREST RATES AND INTEREST DIFFERENTIAL
                    FOR THE YEAR ENDING DECEMBER 31, 1993
                           (dollars in thousands)
                                        Average                 Yield/
                                        Balance    Interest     Rate
                                       ---------   --------    ------
ASSETS
Interest earning assets:
Loans (1) (2)                         $1,453,419    122,657     8.44%
Mortgage loans warehoused                 58,442      4,096     7.01%
U.S. Treasury securities                 131,574      6,574     5.00%
Securities of other U.S. Government
 agencies & corporations                 311,163     17,196     5.53%
Obligations of state and political
 subdivisions (3)                         77,876      8,356    10.73%
Other securities                          49,153      3,434     6.99%
Corporate stock                           41,976      2,028     4.83%
Trading account                            1,351         86     6.37%
Interest-bearing deposits with banks       2,371        108     4.56%
Federal funds sold and securities
 purchased with resell agreements         17,136        490     2.86%
                                        --------     ------    -----
 Total interest earning assets/
  interest income (3)                  2,144,461    165,025     7.70%
Cash and due from banks                  127,463
Other assets                              97,743
Allowance for credit losses              (30,681)
Market value adjustment on
 corporate stock                            (218)
                                       ---------
      Total                           $2,338,768
                                       =========


XXX BEGIN PAGE 59 HERE XXX

XXX BEGIN TABLE HERE XXX

            GRENADA SUNBURST SYSTEM CORPORATION AND SUBSIDIARIES
                           DISTRIBUTION OF ASSETS,
                    LIABILITIES AND STOCKHOLDERS' EQUITY
                  INTEREST RATES AND INTEREST DIFFERENTIAL
                    FOR THE YEAR ENDING DECEMBER 31, 1993
                           (dollars in thousands)
                                        Average                 Yield/
                                        Balance    Interest     Rate
                                       ---------   --------    ------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Demand deposits                       $  598,258     14,093     2.36%
Savings                                  154,559      4,007     2.59%
IRA/KEOGH                                141,036      7,843     5.56%
Certificates of deposit                  863,619     32,767     3.79%
Federal funds purchased & securities
 sold under agreements to repurchase      32,363        943     2.91%
Other borrowings                          11,799        895     7.59%
                                       ---------    -------    -----
 Total interest-bearing liabilities
  /interest expense                    1,801,634     60,548     3.36%
Non-interest bearing demand              354,098
Other liabilities                         19,817
                                       ---------
 Total liabilities                     2,175,549
Stockholders' equity                     163,219
                                       ---------
    Total                             $2,338,768
                                       =========
Net interest income (3)                             104,477
                                                    -------
Net yield on interest earning assets (3)                        4.87%
Tax equivalent adjustments:
  Loans                                                 175
  Obligations of state & political subdivisions       2,768
  Corporate stock                                       493
                                                    -------
Total tax equivalent adjustment                       3,436
                                                    -------
Net interest income                                $101,041
                                                    =======
(1) Non-accruing loans are included in average loans; however, no income is recognized on these loans.
(2) Includes loan fees in both interest income and the calculation of the yield on loans.
(3) Tax equivalent adjustments are calculated assuming a 35% tax rate for
    1993 and a 34% tax rate for 1992 and 1991.


XXX BEGIN PAGE 60 HERE XXX

XXX BEGIN TABLE HERE XXX

            GRENADA SUNBURST SYSTEM CORPORATION AND SUBSIDIARIES
                           DISTRIBUTION OF ASSETS,
                    LIABILITIES AND STOCKHOLDERS' EQUITY
                  INTEREST RATES AND INTEREST DIFFERENTIAL
                    FOR THE YEAR ENDING DECEMBER 31, 1992
                           (dollars in thousands)
                                        Average                 Yield/
                                        Balance    Interest     Rate
                                       ---------   --------    ------
ASSETS
Interest earning assets:
Loans (1) (2)                         $1,132,550    103,898     9.17%
Mortgage loans warehoused                 47,911      3,689     7.70%
U.S. Treasury securities                  99,997      6,111     6.11%
Securities of other U.S. Government
 agencies & corporations                 231,529     15,817     6.83%
Obligations of state and political
 subdivisions (3)                         87,652      9,342    10.66%
Other securities                          84,582      5,712     6.75%
Corporate stock                           37,376      2,028     5.43%
Trading account                                0          0     0.00%
Interest-bearing deposits with banks      19,926        916     4.60%
Federal funds sold and securities
 purchased with resell agreements         25,602        970     3.79%
                                       ---------     ------    -----
 Total interest earning assets/
  interest income (3)                  1,767,125    148,483     8.40%
Cash and due from banks                  105,234
Other assets                              84,134
Allowance for credit losses              (21,989)
Market value adjustment on
 corporate stock                          (1,014)
                                       ---------
      Total                           $1,933,490
                                       =========


XXX BEGIN PAGE 61 HERE XXX

XXX BEGIN TABLE HERE XXX

            GRENADA SUNBURST SYSTEM CORPORATION AND SUBSIDIARIES
                           DISTRIBUTION OF ASSETS,
                    LIABILITIES AND STOCKHOLDERS' EQUITY
                  INTEREST RATES AND INTEREST DIFFERENTIAL
                    FOR THE YEAR ENDING DECEMBER 31, 1992
                           (dollars in thousands)

                                        Average                 Yield/
                                        Balance    Interest     Rate
                                       ---------   --------    ------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Demand deposits                       $  479,561     14,463     3.02%
Savings                                  106,429      3,332     3.13%
IRA/KEOGH                                120,295      7,816     6.50%
Certificates of deposit                  767,535     36,292     4.73%
Federal funds purchased & securities
 sold under agreements to repurchase      32,964      1,098     3.33%
Other borrowings                           1,257         66     4.93%
                                       ---------    -------    -----
 Total interest-bearing liabilities
  /interest expense                    1,508,041     63,067     4.18%
Non-interest bearing demand              268,621
Other liabilities                         18,302
                                       ---------
 Total liabilities                     1,794,964
Stockholders' equity                     138,526
                                       ---------
    Total                             $1,933,490
                                       =========
Net interest income (3)                              85,416
                                                    -------
Net yield on interest earning assets (3)                        4.83%
Tax equivalent adjustments:
  Loans                                                 145
  Obligations of state & political subdivisions       3,005
  Corporate stock                                       510
                                                    -------
Total tax equivalent adjustment                       3,660
                                                    -------
Net interest income                                 $81,756
                                                    =======
(1) Non-accruing loans are included in average loans; however, no income is recognized on these loans.
(2) Includes loan fees in both interest income and the calculation of the yield on loans.
(3) Tax equivalent adjustments are calculated assuming a 35% tax rate for
    1993 and 34% for 1992 and 1991.


XXX BEGIN PAGE 62 HERE XXX

XXX BEGIN TABLE HERE XXX

            GRENADA SUNBURST SYSTEM CORPORATION AND SUBSIDIARIES
                           DISTRIBUTION OF ASSETS,
                    LIABILITIES AND STOCKHOLDERS' EQUITY
                  INTEREST RATES AND INTEREST DIFFERENTIAL
                    FOR THE YEAR ENDING DECEMBER 31, 1991
                           (dollars in thousands)
                                        Average                 Yield/
                                        Balance    Interest     Rate
                                       ---------   --------    ------
ASSETS
Interest earning assets:
Loans (1) (2)                         $1,067,615    114,417    10.72%
Mortgage loans warehoused                 16,146      1,479     9.16%
U.S. Treasury securities                  69,188      5,497     7.95%
Securities of other U.S. Government
 agencies & corporations                 212,761     17,767     8.35%
Obligations of state and political
 subdivisions (3)                         97,869      9,999    10.22%
Other securities                         135,244     10,860     8.03%
Corporate stock                           16,699      1,650     9.88%
Trading account                                0          0     0.00%
Interest-bearing deposits with banks      36,354      2,373     6.53%
Federal funds sold and securities
 purchased with resell agreements         39,721      2,185     5.50%
                                       ---------     ------    -----
 Total interest earning assets/
  interest income (3)                  1,691,597    166,227     9.83%
Cash and due from banks                   90,698
Other assets                              89,485
Allowance for credit losses              (17,760)
Market value adjustment on
 corporate stock                          (2,171)
                                       ---------
      Total                           $1,851,849
                                       =========


XXX BEGIN PAGE 63 HERE XXX

XXX BEGIN TABLE HERE XXX

            GRENADA SUNBURST SYSTEM CORPORATION AND SUBSIDIARIES
                           DISTRIBUTION OF ASSETS,
                    LIABILITIES AND STOCKHOLDERS' EQUITY
                  INTEREST RATES AND INTEREST DIFFERENTIAL
                    FOR THE YEAR ENDING DECEMBER 31, 1991
                           (dollars in thousands)

                                        Average                 Yield/
                                        Balance    Interest     Rate
                                       ---------   --------    ------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Demand deposits                       $  371,148     16,858     4.54%
Savings                                   88,532      4,250     4.80%
IRA/KEOGH                                113,817      8,706     7.65%
Certificates of deposit                  870,996     56,409     6.48%
Federal funds purchased & securities
 sold under agreements to repurchase      28,686      1,574     5.49%
Other borrowings                           4,217        192     4.58%
                                       ---------    -------    -----
 Total interest-bearing liabilities
  /interest expense                    1,477,396     87,989     5.96%
Non-interest bearing demand              229,483
Other liabilities                         18,260
                                       ---------
 Total liabilities                     1,725,139
Stockholders' equity                     126,710
                                       ---------
    Total                             $1,851,849
                                       =========
Net interest income (3)                              78,238
                                                    -------
Net yield on interest earning assets (3)                        4.63%
Tax equivalent adjustments:
  Loans                                                 148
  Obligations of state & political subdivisions       3,104
  Corporate stock                                       437
                                                    -------
Total tax equivalent adjustment                       3,689
                                                    -------
Net interest income                                 $74,549
                                                    =======
(1) Non-accruing loans are included in average loans; however, no income is recognized on these loans.
(2) Includes loan fees in both interest income and the calculation of the yield on loans.
(3) Tax equivalent adjustments are calculated assuming a 35% tax rate for
    1993 and 34% for 1992 and 1991.


XXX BEGIN PAGE 64 HERE XXX

SUMMARY OF CHANGES IN EFFECTIVE INTEREST DIFFERENTIAL

      The following table presents the changes in interest earned and interest paid resulting from changes in volume and changes in rates (in thousands).

XXX BEGIN TABLE HERE XXX
                                                         1993 vs. 1992                  1992 vs. 1991
                                                       Increase (decrease)            Increase (decrease)
                                                               Due to:                       Due to:
                                               ---------------------------------  ---------------------------
                                                   Volume       Rate       Total   Volume     Rate      Total
                                               ---------------------------------  ---------------------------
Interest earned on:
Loans                                              $27,554     (8,793)    18,761    6,684   (17,205)  (10,521)
Mortgage loans warehoused                              759       (352)       407    2,481      (271)    2,210
U.S. Treasury securities                             1,703     (1,240)       463    2,079    (1,465)      614
Securities of other U.S.
  government agencies & corporations                 4,763     (3,384)     1,379    1,475    (3,425)   (1,950)
Obligations of states &
   political subdivisions                           (1,047)        61       (986)  (1,075)      418      (657)
Other securities                                    (2,474)       196     (2,278)  (3,611)   (1,537)   (5,148)
Corporate stock                                        234       (236)        (2)   1,369      (989)      380
Trading account                                         86          0         86        0         0         0
Interest bearing deposits
   with banks                                         (800)        (8)      (808)    (881)     (576)   (1,457)
Federal funds sold                                    (276)      (204)      (480)    (648)     (567)   (1,215)
                                               ---------------------------------------------------------------
    Total interest income                           30,502    (13,960)    16,542    7,873   (25,617)  (17,744)

Interest paid on:
Demand deposits                                      3,165     (3,535)      (370)   4,142    (6,536)   (2,394)
Savings deposits                                     1,321       (646)       675      749    (1,667)     (918)
IRA/Keogh                                            1,245     (1,217)        28      475    (1,366)     (891)
Time deposits                                        4,214     (7,740)    (3,526)  (6,145)  (13,971)  (20,116)
Federal funds purchased and
 securities sold under
 repurchase agreements                                 (19)      (135)      (154)     210      (687)     (477)
Other borrowings                                       780         48        828     (142)       16      (126)
                                               ---------------------------------------------------------------
   Total interest expense                           10,706    (13,225)    (2,519)    (711)  (24,211)  (24,922)
                                               ---------------------------------------------------------------
Increase (decrease) in net interest income         $19,796       (735)    19,061    8,584    (1,406)    7,178
                                               ===============================================================

Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change equals change in volume times old rate.
Rate Change equals change in rate times old volume. The Rate/Volume Change equals change in volume times change in rate, and it is allocated between Volume Change and Rate Change at the ratio that the absolute value of each of those components bears to the absolute value to their total.
